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============================================================



                       AGREEMENT FOR
                             A
                U.S. $120,000,000 TERM LOAN
                         FACILITY

                  TO BE MADE AVAILABLE TO
                  CERTAIN SUBSIDIARIES OF
                TEEKAY SHIPPING CORPORATION

                            BY

                   DEN NORSKE BANK ASA,
          NEDERLANDSE SCHEEPSHYPOTHEEKBANK N.V.,
                 THE BANK OF NEW YORK and
                     MIDLAND BANK PLC

===========================================================


                     October 18, 1996




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                           INDEX

                                                       PAGE

CLAUSE 1  DEFINITIONS................................    1

    1.1     Defined Terms............................    1
    1.2     Construction.............................   16
    1.3     Accounting Terms.........................   16

CLAUSE 2  REPRESENTATIONS AND WARRANTIES.............   16

    2.1(a)  Due Organization and Power...............   16
    2.1(b)  Authorization and Consents...............   17
    2.1(c)  Binding Obligations......................   17
    2.1(d)  No Violation.............................   17
    2.1(e)  Litigation...............................   17
    2.1(f)  No Default...............................   18
    2.1(g)  Charters.................................   18
    2.1(h)  Vessel Ownership, Classification,
              Seaworthiness and Insurance............   18
    2.1(i)  Financial Statements.....................   19
    2.1(j)  Tax Returns and Payments.................   19
    2.1(k)  Insurance................................   19
    2.1(l)  Offices..................................   20
    2.1(m)  Not an Investment Company................   20
    2.1(n)  Equity Ownership.........................   20
    2.1(o)  Environmental Matters....................   21
    2.1(p)  Pending or Threatened Environmental
               Claims................................   21
    2.1(q)  Limited Purpose..........................   21
    2.1(r)  Permitted Indebtedness...................   21
    2.1(s)  Survival.................................   21

CLAUSE 3  THE LOAN...................................   22

    3.1(a)  Purposes.................................   22
    3.1(b)  Loan Tranche A...........................   22
    3.1(c)  Loan Tranche B...........................   22
    3.2     Drawdown Notice..........................   22
    3.3     Effect of Drawdown Notices...............   22
    3.4     Notation on the Note.....................   23



                             i

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CLAUSE 4  CONDITIONS PRECEDENT.......................   23

    4.1     Conditions Precedent to Drawdown of
              Loan Tranche A.........................   23
    4.2     Conditions Precedent to Drawdown of
              Loan Tranche B.........................   26
    4.3     Further Conditions Precedent.............   27

CLAUSE 5  REPAYMENT AND PREPAYMENT ..................   27

    5.1     Repayment................................   27
    5.2     Voluntary Prepayment.....................   28
    5.3     Mandatory Prepayment.....................   28
    5.4     Application of Prepayments...............   28
    5.5     Optional Cancellation of Loan Tranche B..   29

CLAUSE 6  INTEREST AND RATE..........................   29

    6.1     Interest Rate; Default Rate..............   29
    6.2     Interest Periods.........................   29
    6.3     Interest Payments........................   29
    6.4     Calculation of Interest..................   30

CLAUSE 7  PAYMENTS...................................   30

    7.1     Place of Payments, No Set Off............   30
    7.2     Tax Credits..............................   31

CLAUSE 8 EVENTS OF DEFAULT...........................   31

    8.1(a)  Repayment................................   31
    8.1(b)  Other Payments...........................   31
    8.1(c)  Representations, etc.....................   31
    8.1(d)  Impossibility, Illegality................   31
    8.1(e)  Covenants................................   32
    8.1(f)  Indebtedness.............................   32
    8.1(g)  Stock Ownership..........................   32
    8.1(h)  Default under the Security Documents.....   34
    8.1(i)  Bankruptcy...............................   34

    8.1(j)  Sale of Assets...........................   34
    8.1(k)  Judgments................................   34
    8.1(l)  Inability to Pay Debts...................   34
    8.1(m)  Financial Position.......................   34
    8.1(n)  Termination, Amendment or Assignment
              of Charters............................   35
    8.2     Indemnification..........................   35
    8.3     Application of Moneys....................   36

CLAUSE 9 COVENANTS...................................   37

    9.1     Covenants................................   37

    9.1(A)(i)      Performance of Agreements.........   37
    9.1(A)(ii)     Notice of Default; Change in
                     Classification of Vessel........   37
    9.1(A)(iii)    Obtain Consents...................   37
    9.1(A)(iv)     Financial Statements..............   38
    9.1(A)(v)      Corporate Existence...............   39
    9.1(A)(vi)     Books, Records, etc...............   39
    9.1(A)(vii)    Inspection........................   39
    9.1(A)(viii)   Taxes.............................   39
    9.1(A)(ix)     Compliance with Statutes, etc.....   40
    9.1(A)(x)      Environmental Matters.............   40
    9.1(A)(xi)     Accountants.......................   41
    9.1(A)(xii)    Continue Charters.................   41
    9.1(A)(xiii)   Class Certificate.................   41
    9.1(A)(xiv)    Maintenance of Properties.........   41
    9.1(A)(xv)     Vessel Management.................   42
    9.1(A)(xvi)    Limitation on Restricted
                      Payments.......................   42
    9.1(B)(i)      Liens.............................   44
    9.1(B)(ii)     Loans and Advances................   45
    9.1(B)(iii)    Limitation on Indebtedness........   45
    9.1(B)(iv)     Guarantees, etc...................   48
    9.1(B)(v)      Changes in Business...............   48
    9.1(B)(vi)     Use of Corporate Funds............   48
    9.1(B)(vii)    Issuance of Shares................   48
    9.1(B)(viii)   Consolidation, Merger.............   48
    9.1(B)(ix)     Changes in Offices or Names.......   48
    9.1(B)(x)      Limitation on Transactions with
                     Shareholders and Affiliates.....   48
    9.1(B)(xi)     Change of Flag....................   49
    9.1(B)(xii)    Sale of Vessel....................   49
    9.1(b)(iii)    Modification of Agreements........   50
    9.2     Valuation of the Vessels.................   50
    9.3     Collateral Maintenance...................   50
    9.4     Release of Vessels.......................   51
    9.5     Substitution of Vessels..................   51



                            iii



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    9.6     Inspection and Survey Reports............   52

CLAUSE 10  ASSIGNMENT................................   52

CLAUSE 11  ILLEGALITY, INCREASED COST,
             NON-AVAILABILITY, ETC...................   52

    11.1    Illegality...............................   52
    11.2    Increased Cost...........................   53
    11.3    Determination of Losses..................   54
    11.4    Compensation for Losses..................   54

CLAUSE 12  CURRENCY INDEMNITY........................   54

    12.1    Currency Conversion......................   54
    12.2    Change in Exchange Rate..................   55
    12.3    Additional Debt Due......................   55
    12.4    Rate of Exchange.........................   55

CLAUSE 13  FEES AND EXPENSES.........................   55

    13.1    Commitment Fee...........................   55
    13.2    Agency Fee...............................   55
    13.3    Arrangement Fee..........................   55
    13.4    Expenses.................................   56

CLAUSE 14  APPLICABLE LAW, JURISDICTION AND WAIVER...   56

    14.1    Applicable Law...........................   57
    14.2    Jurisdiction.............................   57
    14.3    WAIVER OF JURY TRIAL.....................   58

CLAUSE 15  THE AGENT.................................   58

    15.1    Appointment of Agent.....................   58
    15.2    Distribution of Payments.................   58
    15.3    Holder of Interest in Note...............   58
    15.4    No Duty to Examine, Etc..................   58
    15.5    Agent as Lender..........................   59
    15.6(a) Obligations of Agent.....................   59
    15.6(b) No Duty to Investigate...................   59
    15.7(a) Discretion of Agent......................   59
    15.7(b) Instructions of Majority Lenders.........   59
    15.8    Assumption re Event of Default...........   60
    15.9    No Liability of Agent or Lenders.........   60
    15.10   Indemnification of Agent.................   60
    15.11   Consultation with Counsel................   61
    15.12   Resignation..............................   61
    15.13   Representations of Lenders...............   61



                            iv

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    15.14   Notification of Event of Default.........   62

CLAUSE 16  APPOINTMENT OF SECURITY TRUSTEE...........   62

CLAUSE 17  NOTICES AND DEMANDS.......................   62

    17.1    Notices..................................   62

CLAUSE 18  MISCELLANEOUS.............................   63

    18.1    Time of Essence..........................   63
    18.2    Unenforceable, etc., Provisions -
              Effect.................................   63
    18.3    References...............................   63
    18.4    Further Assurances.......................   63
    18.5    Prior Agreements, Merger.................   64
    18.6    Joint and Several Obligations............   64
    18.7    Limitation of Liability..................   64
    18.8    Entire Agreement, Amendments.............   65
    18.9    Headings.................................   65


                             v
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
               TERM LOAN FACILITY AGREEMENT

         THIS TERM LOAN FACILITY AGREEMENT is made as of the 18th day of October, 1996, and is by and among:

    (1) Those certain Liberian corporations and Bahamian companies whose names, jurisdictions of incorporation and registered addresses are set forth in Schedule 1 hereto and which are signatories hereto, as joint and several borrowers, together with any additional such borrower(s) made a party hereto pursuant to an Accession Agreement (as hereinafter defined) in accordance with the terms hereof (together, the "Borrowers", each a "Borrower");

    (2)  DEN NORSKE BANK ASA, NEDERLANDSE
         SCHEEPSHYPOTHEEKBANK N.V., THE BANK OF NEW YORK and
         MIDLAND BANK PLC, as lenders (together, the
         "Lenders", each a "Lender"); and

    (3) DEN NORSKE BANK ASA, as agent (in such capacity and any successor thereto appointed pursuant to Section 15.12, the "Agent") and security trustee (in such capacity and any successor thereto, the "Security Trustee") for the Lenders.

                     WITNESSETH THAT:

1.  DEFINITIONS

1.1 Defined Terms. In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

"Acceptable Accounting Firm" means Ernst & Young, or such other recognized international accounting firm as shall be approved by the Majority
                             Lenders, such approval not to be
                             unreasonably withheld;

"Accession Agreement"        an agreement substantially in the form of
                             Exhibit H hereto pursuant to which a
                             wholly-owned subsidiary of the Guarantor is made a Borrower in accordance with the terms hereof;

"Adjusted Consolidated Net
Income" means the aggregate net income (or loss) of the Guarantor and its consolidated Subsidiaries determined in accordance with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the effects of foreign currency exchange adjustments under GAAP,
                             (ii) any gains or losses (on an after-tax basis) attributable to vessel sales or to prepayment of Indebtedness and (iii) any extraordinary gains (or losses).

"Affiliate"                  means with respect to any Person, any
                             other Person directly or indirectly
                             controlled by or under common control
                             with such Person.  For the purposes of
                             this definition, "control" (including,
                             with correlative meanings, the terms
                             "controlled by" and "under common control with") as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

"Agreement"                  means this Agreement as the same shall be
                             amended, modified or supplemented from
                             time to time;

"Applicable Rate"            means any rate of interest on the Loan
                             from time to time applicable pursuant to Clause 6.1 hereof;

"Assignment and Assumption   means the Assignment and Assumption
Agreement(s)"                Agreement(s) executed pursuant to
                             Clause 10 hereof substantially in the
                             form of Exhibit I hereto;

"Assignment Notices"         means: a) the notices with respect to the
                                       Earnings Assignments
                                       substantially in the form set
                                       out in Exhibit 1 thereto or in
                                       such other form as the Lenders
                                       may agree; and

                                    b) the notices with respect to the
                                       Insurances Assignments
                                       substantially in the form set
                                       out in Exhibit 3 thereto or in
                                       such other form as the Lenders
                                       may agree;

"Assignments"                means the Insurances Assignments and the
                             Earnings Assignments;

"Banking Day(s)"             means day(s) on which banks are open for
                             the transaction of business of the nature required by this Agreement in Vancouver, Canada, Oslo, Norway, London, England and
                             New York, New York;

"Bond Offering"              means that certain issue by the Guarantor
                             of $225,000,000 of 8.32% First Preferred
                             Mortgage Notes due February 1, 2008 made pursuant to the Prospectus dated
                             January 19, 1996;

"Charter(s)"                 means the charterparty agreements entered
                             into by each of the Borrowers with Palm
                             Shipping relating to such Borrower's
                             Vessel, the date of each of which is set out in Schedule 3 hereto, or any substitute charter acceptable to the
                             Majority Lenders in their sole
                             discretion;

"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute and regulations promulgated thereunder;

"Commitments"                in relation to a Lender, means the
                             portion of the Loan set out opposite its name on the signature pages hereto or, as the case may be, in any relevant
                             Assignment and Assumption Agreement;

"Compliance Certificate"     has the meaning ascribed thereto in
                             Clause 9.1(A)(iv)(a) hereof;

"Consents"                   means the Consent and Agreement to each
                             of the Earnings Assignments executed by
                             Palm Shipping, substantially in the form set out in Exhibit F hereto;

"Consolidated EBITDA"        means, with respect to any Person for any
                             period, the sum of (i) Income from Vessel
                             Operations, (ii) depreciation expense and
                             (iii) amortization expense, as presented in the financial statements of such Person;

"Consolidated Interest
Expense" is defined to mean, with respect to any Person for any period, the aggregate amount of (i) interest expense and
                             (ii) losses on marketable securities less
                             (iii) interest income and (iv) gains on
                             marketable securities as disclosed on the financial statements of such Person;

"Currency Agreement"         means any foreign exchange contract,
                             currency swap agreement or other similar agreement or arrangement designed to protect the Guarantor or any of its Subsidiaries against fluctuations in currency values to or under which the Guarantor or any of its Subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary thereafter;

"Default Rate"               means the rate per annum equal to the sum
                             of the Applicable Rate and three percent
                             (3%);

"Dollars" and the sign "$"   means the legal currency, at any relevant
                             time hereunder, of the United States of
                             America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House
                             Interbank Payments System (or such other
                             Dollar funds as may be determined by the Lenders to be customary for the settlement in New York City of banking transactions of the type herein involved);

"Drawdown Date"              means, in respect of Loan Tranche A, the
                             date, being a Banking Day falling not
                             later than November 30, 1996, upon which the Borrowers shall have requested that Loan Tranche A be made available as provided in Clause 3 hereof and, in respect of Loan Tranche B, the date, being a Banking Day falling not later than November 30, 1997, upon which the Borrowers shall have requested that Loan
                             Tranche B be made available as provided
                             in Clause 3 hereof;

"Drawdown Notice"            shall have the meaning ascribed thereto
                             in Clause 3.2 hereof;

"Earnings Assignments"       means the assignments in respect of the
                             earnings of each Vessel from any and all sources, including, but not limited to, the respective Charter relating to such Vessel, to be executed by the relevant
                             Borrower in favor of the Security Trustee pursuant to Clause 4.1(c)(iv) hereof, substantially in the form of Exhibit D hereto;

"Environmental Approvals"    shall have the meaning ascribed thereto
                             in Clause 2.1(o) hereof;

"Environmental Claim"        shall have the meaning ascribed thereto
                             in Clause 2.1(o) hereof;

"Environmental Laws"         shall have the meaning ascribed thereto
                             in Clause 2.1(o) hereof;

"Equity" means for any Person, such Person's shareholders' equity (inclusive of retained earnings) as reflected on such Person's most recent quarterly unaudited or annual audited financial statements, as the case may be, as prepared in accordance with GAAP;

"Event(s) of Default"        means any of the events set out in
                             Clause 8 hereof;

"Facility Period"            means the period from the  Drawdown Date
                             of Loan Tranche A to the date upon which all amounts owing under the Loan and all other amounts due to the Agent, Security
                             Trustee and the Lenders pursuant to this Agreement, the Note and the Security
                             Documents become repayable and are repaid in full or are prepaid in full;

"FMV" means with respect to a Vessel, its Fair Market Value as determined in accordance with Clause 9.2 hereof;

"GAAP"                       shall have the meaning ascribed thereto
                             in Clause 1.3 hereof;

"Guarantor"                  means Teekay Shipping Corporation, a
                             corporation organized and existing under the laws of the Republic of Liberia;

"Guaranty"                   means the guaranty in respect of the
                             joint and several obligations of the
                             Borrowers under this Agreement to be
                             executed by the Guarantor in favor of the Security Trustee pursuant to
                             Clause 4.1(d) hereof substantially in the form of Exhibit B hereto;

"Indebtedness"               means, with respect to any Person at any
                             date of determination (without
                             duplication), (i) all indebtedness of
                             such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments
                             (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables,
                             (v) all obligations on account of
                             principal of such Person as lessee under capitalized leases, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person;
                             PROVIDED that the amount of such
                             indebtedness shall be the lesser of
                             (a) the fair market value of such asset
                             at such date of determination and (b) the amount of such indebtedness, (vii) all indebtedness of other Persons guaranteed by such Person to the extent such indebtedness is guaranteed by such
                             Person, and (viii) to the extent not
                             otherwise included in this definition,
                             the net obligations under Currency
                             Agreements and Interest Rate Agreements.
                             The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and PROVIDED FURTHER that
                             Indebtedness shall not include any
                             liability for federal, state, local or
                             other taxes;

"Indenture"                  means that certain Indenture dated as of
                             January 29, 1996 by and among, INTER ALIA, the Guarantor and the United States
                             Trust Company of New York executed
                             pursuant to the Bond Offering;

"Insurances Assignments"     means the assignments in respect of the
                             insurances of each Vessel, to be executed by the relevant Borrower in favor of the Security Trustee pursuant to
                             Clause 4.1(c)(iii) hereof, substantially in the form of Exhibit E hereto;

"Interest Coverage Ratio"    means, with respect to any Person on any
                             date, the ratio of (i)  the aggregate
                             amount of Consolidated EBITDA of such
                             Person for the four fiscal quarters for
                             which financial information in respect
                             thereof is available immediately prior to such date to (ii) the aggregate
                             Consolidated Interest Expense of such
                             Person during such four fiscal quarters.
                             In making the foregoing calculation,

                             (A) PRO FORMA effect shall be given to
                             (1) any Indebtedness incurred subsequent to the end of the four-fiscal-quarter period referred to in clause (i) and prior to such date (other than Indebtedness incurred under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such period), (2) any Indebtedness incurred during such period to the extent such Indebtedness is outstanding at such date and (3) any Indebtedness to be incurred on such date, in each case as if such Indebtedness had been Incurred on the first day of such four-fiscal-quarter period and after giving PRO FORMA effect to the application of the proceeds thereof as if such application had occurred on such first day; (B) Consolidated Interest
                             Expense attributable to interest on any
                             Indebtedness (whether existing or being
                             incurred) computed on a PRO FORMA basis
                             and bearing a floating interest rate
                             shall be computed as if the rate in
                             effect on such date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months) had been the applicable rate of the entire period; (C) there shall be excluded from Consolidated
                             Interest Expense any Consolidated
                             Interest Expense related to any amount of Indebtedness that was outstanding during such four-fiscal-quarter period or thereafter but that is not outstanding or is to be repaid on the date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (B)) during such four-fiscal-quarter period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) in effect on such date; and (D) PRO FORMA effect shall be given to asset dispositions and asset acquisitions
                             (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that occur during such four-fiscal-quarter period or thereafter and prior to such date as if they had occurred and such proceeds had been applied on the first day of such four-fiscal-quarter period; PROVIDED that to the extent that clause (D) of this sentence requires that pro forma effect be given to an asset acquisition or asset disposition, such PRO FORMA calculation shall be based upon the four full fiscal quarters immediately preceding such date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available; and PROVIDED FURTHER that for purposes of determining the Interest Coverage Ratio with respect to the acquisition of a Vessel or the financing thereof, the Guarantor may apply Consolidated EBITDA for such Vessel based upon historical earnings of such Vessel or, if none, of its most comparable Vessel during the applicable four-fiscal-quarter period, or if, in the good faith determination of the board of directors of the Guarantor, the Guarantor does not have a comparable Vessel, based upon industry average earnings for comparable vessels;

"Interest Payment Date"      means the last day of each Interest
                             Period and, for Interest Periods longer
                             than three months that day falling every three months after the commencement thereof until the end of such Interest
                             Periods; should any such day not be a
                             Banking Day the relevant Interest Payment
                             Date shall be the next following Banking
                             Day, unless such next following Banking
                             Day falls in the following calendar
                             month, in which case the relevant
                             Interest Payment Date shall be the
                             immediately preceding Banking Day;

"Interest Period(s)"         with respect to the Loan, means any
                             period by reference to which an interest rate is determined pursuant to Clause 6.2 hereof;

"Interest Rate Agreements"   means any interest rate protection
                             agreement, interest rate future
                             agreement, interest rate option
                             agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Guarantor or any of its Subsidiaries against fluctuations in interest rates to or under which the Guarantor or any of its Subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary hereafter;

"LIBOR" means, in relation to Interest Periods of one (1), three (3) or six (6) months, the rate (rounded upward to the nearest 1/16th of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 a.m. (London time) on the second London Banking Day before the first day of such period as displayed on Telerate page 3750 (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) dated August
                             1985)), provided that if on such date no such rate is so displayed or if the Interest Period is other than one (1), three (3) or six (6) months, LIBOR for such period shall be the arithmetic mean (rounded upward if necessary to four decimal places) of the rates respectively quoted to the Agent by each of the Reference Banks at the request of the

                             Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;

"Loan" means the term loan to be made available to the Borrowers by the Lenders pursuant to Clause 3.1 in the maximum principal amount of One Hundred Twenty Million Dollars ($120,000,000) or the balance thereof from time to time outstanding;

"Loan Tranche(s)"            means either or both of Loan Tranche A
                             and/or Loan Tranche B;

"Loan Tranche A"             means that portion of the Loan, in the
                             maximum principal amount of One Hundred
                             Million United States Dollars
                             ($100,000,000), to be advanced by the
                             Lenders to the Borrowers pursuant to
                             Clause 3.1 hereof;

"Loan Tranche A Vessels"     means the Bahamian flag vessels ALLIANCE
                             SPIRIT, KYUSHU SPIRIT and SERAYA SPIRIT
                             and the Liberian flag vessels SENTOSA
                             SPIRIT and SINGAPORE SPIRIT;

"Loan Tranche B"             means that portion of the Loan, in a
                             principal amount not to exceed the lesser of (i) Twenty Million United States
                             Dollars ($20,000,000) and (ii) 65% of the
                             FMV of the Vessel to be acquired with the proceeds of Loan Tranche B, to be advanced by the Lenders to the Borrowers pursuant to Clause 3.1 hereof;

"Loan Tranche B Vessel"      means a vessel meeting the requirements
                             of Clause 9.5 hereof or is otherwise
                             acceptable to the Majority Lenders which is owned by a Borrower that is added to this Agreement by its entry into an Accession Agreement pursuant to
                             Clause 4.2 hereof;

"Majority Lenders"           means Lenders whose Commitments exceed
                             fifty percent (50%) of total Commitments;

"Management Agreement(s)"    means the agreement(s) entered into
                             between the Manager and each Borrower in respect of the commercial and technical management of the Borrowers' Vessels;

"Manager"                    means Teekay Shipping Limited, a Bahamian
                             company and a Wholly Owned Subsidiary of the Guarantor and, in the case of the ALLIANCE SPIRIT, Expedo Ship Management
                             (Canada) Ltd.;

"Margin" (a) if the Net Debt to Equity Ratio is greater than 1.5:1, the Margin shall be .85% per annum; (b) if the Net Debt to Equity Ratio is equal to or less than 1.5:1 but greater than 1:1, the Margin shall be .65% per annum; and (c) if the Net Debt to Equity Ratio is equal to or less than 1:1, the Margin shall be .55% per annum; the Margin to be determined as of the date hereof, and to be adjusted, if necessary, as of the first Banking Day following receipt by the Agent of the most recent quarterly unaudited or annual audited financial statements, as the case may be, of the Guarantor together with the Compliance Certificate of the Guarantor (setting forth the Guarantor's calculation of the Net Debt to Equity Ratio);

"Materials of Environmental
Concern"                     shall have the meaning ascribed in Clause
                             2.1(o) hereof;

"Maturity Date"              means the day which falls seven years
                             from the Drawdown Date of Loan Tranche A;
                             if such day is not a Banking Day, the
                             next following Banking Day, unless such
                             next following Banking Day falls in the
                             following calendar month, in which case
                             the Maturity Date shall be the
                             immediately preceding Banking Day;

"Mortgages"                  means (i) the first priority statutory
                             mortgages and deeds of covenants
                             collateral thereto with respect to each
                             Vessel registered under Bahamian flag and
                             (ii) the first preferred Liberian ship
                             mortgages on each Vessel registered under Liberian flag, in each case, to be recorded on each Vessel and executed by the relevant Borrower in favor of the Security Trustee, pursuant to
                             Clause 4.1(c)(ii) hereof, and to be
                             substantially in the form of Exhibits C1 and C2 hereto;

"Net Debt"                   means (x) the sum of long term debt and
                             capital leases (including the current
                             portions) less (y) to the extent
                             positive, the sum of cash (including cash held in retention accounts for the payment of debt and cash pledged as collateral against balance sheet obligations) and marketable securities less the sum of the current portion of long term debt and capital leases
                             (excluding the current portion of
                             advances outstanding under the Revolver);

"Net Debt to Equity Ratio"   means, the ratio of the Guarantor's
                             consolidated Net Debt to its consolidated
                             Equity as reflected on the most recent
                             quarterly unaudited or annual audited
                             financial statements, as the case may be, as calculated by the Guarantor, which calculation shall be set forth in the Compliance Certificate accompanying such financial statements, and agreed by the Agent;

"Note" means the promissory note, to be executed by the Borrowers to the order of the Security Trustee, pursuant to
                             Clause 4.1(c)(i) hereof, to evidence the Loan substantially in the form of Exhibit A hereto;

"Palm Shipping"              means Palm Shipping Inc., a corporation
                             organized and existing under the laws of the Republic of Liberia and an affiliate of the Borrowers and a Wholly Owned
                             Subsidiary of the Guarantor;

"Person"                     means any individual, sole
                             proprietorship, corporation, partnership
                             (general or limited), business trust,
                             bank, trust company, joint venture,
                             association, joint stock company, trust
                             or other unincorporated organization,
                             whether or not a legal entity, or any
                             government or agency or political
                             subdivision thereof;

"Pledge" means the pledge of shares of the Borrowers to be executed by the Guarantor pursuant to Clause 4.1(d)(ii) hereof together with any pledge of shares of a Borrower added to this Agreement pursuant to an Accession Agreement, in each case substantially in the form of Exhibit G hereto;

"Reference Banks"            means Den norske Bank ASA, Rabobank
                             Nederland, The Bank of New York and
                             Midland Bank plc;

"Repayment Date"             means each of the dates falling at
                             intervals of six months after the Initial
                             Drawdown Date; if such day is not a
                             Banking Day, the next following Banking
                             Day, unless such next following Banking
                             Day falls in the following calendar
                             month, in which case the relevant
                             Repayment Date shall be the immediately
                             preceding Banking Day;

"Revolver"                   means that certain Reducing Revolving
                             Credit Facility Agreement dated June 6,
                             1995 as amended from time to time between certain subsidiaries of the Guarantor,
                             Den norske Bank ASA as agent, Den norske
                             Bank ASA, Christiania Bank og Kreditkasse and Nederlandse Scheepshypotheekbank N.V.
                             as arrangers, and certain lenders
                             providing for a reducing revolving credit facility in the original maximum available amount of $243,000,000;

"Security Documents"         means the Guaranty, the Pledge, the
                             Mortgages, the Earnings Assignments, the
                             Insurances Assignments, the Assignment
                             Notices, the Consents, and any other
                             documents that may be executed as
                             security for the Borrowers' obligations
                             hereunder and under the Note;

"Subsidiary"                 is defined to mean, with respect to any
                             Person, any business entity of which more than 50% of the outstanding voting stock is owned directly or indirectly by such Person and one or more other Subsidiaries of such Person;

"Taxes" means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever;

"Total Loss"                 means:

                             (a)    the actual, constructive,
                                    arranged, agreed, or compromised
                                    total loss of the Vessel;

                             (b)    the requisition for title or other
                                    compulsory acquisition or
                                    forfeiture of the Vessel otherwise
                                    than by requisition for hire;

                             (c)    the capture, seizure, arrest,
                                    detention or confiscation of the
                                    Vessel by any government or by
                                    persons acting or purporting to
                                    act on behalf of any government
                                    unless the Vessel be released from
                                    such capture, seizure, arrest or
                                    detention within two hundred ten
                                    (210) days after the occurrence
                                    thereof;

"Transaction Documents"      means this Agreement, the Note and the
                             Security Documents and any Assignment and Assumption Agreement;

"Vessels"                    means each of the Vessels listed in
                             Schedule 2 hereto, registered in the name of the relevant Borrower as set forth in such schedule and any Vessel acquired by a Borrower made subject to this Agreement pursuant to an Accession Agreement;

"Wholly Owned"               means, with respect to any Subsidiary of
                             any Person, such Subsidiary of such
                             Person if all of the outstanding common
                             stock or other similar equity ownership
                             interests (but not including preferred
                             stock) in such Subsidiary (other than any director's qualifying share or investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

1.2 CONSTRUCTION. Words importing the singular number only shall include the plural and VICE VERSA. Words importing persons shall include companies, firms, corpora-tions, partnerships, unincorporated associations and their respective successors and assigns.

1.3 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time in the United States of America consis-tently applied ("GAAP") and all financial statements submitted pursuant to this Agreement shall be prepared in accordance with, and all financial data submitted pursuant hereto shall be derived from financial statements prepared in accordance with, GAAP.

2        REPRESENTATIONS AND WARRANTIES

2.1 In order to induce the Lenders, the Agent and the Security Trustee to enter into this Agreement and to make the Loan available, each of the Borrowers hereby represents and warrants (which representations and warranties shall survive the execution and delivery of this Agreement and the Note and the drawdown of the Loan hereunder) that:

         (a) DUE ORGANIZATION AND POWER. Each of the Borrowers, the Guarantor and Palm Shipping is duly formed and validly existing in good standing under the laws of its respective jurisdiction of incorporation, has duly qualified and, insofar as the Borrowers are aware, is authorized to do business as a foreign corporation in each jurisdiction wherein the nature of the business transacted thereby makes such qualification necessary, has full power to carry on its business as now being conducted and to enter into and perform its respective obligations under the Transaction

Documents to which it is or is to be a party, and has complied with all statutory, regulatory and other requirements relative to such business and such agreements the noncompliance with which could reasonably be expected to have a material adverse effect on its business, assets or operations, financial or otherwise.

         (b) AUTHORIZATION AND CONSENTS. All necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each of the Borrowers, the Guarantor and Palm Shipping to enter into and perform its obligations under the Transaction Documents to which it is a party and, in the case of the Borrowers, to borrow, service and repay the Loan and, as of the date of this Agreement, no further consents or authorities are necessary for the service and repayment of the Loan or any part of any thereof.

         (c)  BINDING OBLIGATIONS.  The Transaction
Documents constitute or, when executed and delivered, will constitute, legal, valid and binding obligations of each of the Borrowers, the Guarantor and Palm Shipping as is a party thereto enforceable against each thereof as is a party thereto in accordance with their terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights.

         (d) NO VIOLATION. The execution and delivery of, and the performance of the provisions of, the Transaction Documents by each of the Borrowers, the Guarantor and Palm Shipping as is a party thereto, do not, and will not during the term of this Agreement, contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any thereof or the articles of incorporation or by-laws (or equivalent documents) of any thereof.

         (e) LITIGATION. Except as otherwise disclosed in writing to the Lenders on or before the date hereof, no action, suit or proceeding is pending or threatened against any of the Borrowers, the Guarantor and Palm Shipping before or by any court, board of arbitration or administrative agency which has a reasonable likelihood of resulting in any material adverse change in the business or condition

(financial or otherwise) of any of the Borrowers, the Guarantor and Palm Shipping.

         (f)  NO DEFAULT.  None of the Borrowers nor the
Guarantor nor Palm Shipping is in default under any agreement by which it is bound, nor is any thereof in default in respect of any financial commitment or obligation.

         (g)  CHARTERS.  Each Vessel is subject to a
Charter. The certified copies of the Charters delivered to the Agent on or prior to the date of this Agreement are true and complete copies thereof and constitute legal, valid and binding obligations of the parties thereto enforceable against such parties in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights, and no amendments thereof or variations thereto have been proposed or agreed prior to the date hereof other than immaterial changes, details of which shall have been forwarded to the Agent. The right of each Borrower to all moneys payable under its respective Charter is not subject to any right of set-off or counterclaim or any lien, charge, security interest, assignment or other encumbrance except in favor of the Agent, the Security Trustee or the Lenders. There are no material defaults on the part of any party to the Charters and there is no accrued right of any Borrower to terminate its respective Charter with Palm Shipping or of Palm Shipping to terminate any Charter with any Borrower.

         (h)  VESSEL OWNERSHIP, CLASSIFICATION, SEAWORTHINESS AND
INSURANCE.
                On each Drawdown Date:
              (i)  each Vessel will be in the sole and
         absolute ownership of the respective Borrower, unencumbered, save and except for, the Mortgage thereon, and duly registered in the name of the respective Borrower under the laws and flag of the Republic of Liberia or the Commonwealth of the Bahamas, as the case may be, as set forth in
         Schedule 2 hereto;

             (ii)  each Vessel will be classed in the
         highest classification and rating for vessels of the same age and type with the classification society set next to its name in Schedule 2 hereto or such other classification society acceptable to the Lenders without any outstanding recommendations deemed material by the Lenders except in the case of any Vessel which has been damaged, of which damage the Borrower owning such Vessel is diligently effecting repair, the nature, extent and estimated cost of which damage have been disclosed to the Lenders and found by the Lenders unlikely to have a material adverse impact on such Borrower's ability to perform its obligations hereunder;

            (iii)  each Vessel will be operationally
         seaworthy and in every way fit for service; and

             (iv) each Vessel will be insured in accordance with the provisions of the Mortgage thereon and the requirements thereof in respect of such insurances will have been complied with.

         (i) FINANCIAL STATEMENTS. Except as otherwise disclosed in writing to the Lenders on or prior to the date hereof, all information and other data furnished by the Borrowers and the Guarantor to the Lenders are complete and correct, and all financial statements furnished by the Borrowers and the Guarantor have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements. Since such date or dates there has been no material adverse change in the financial condition or results of the operations of any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data.

         (j)  TAX RETURNS AND PAYMENTS.  Each of the
Borrowers and the Guarantor has filed all tax returns required to be filed thereby and has paid all taxes payable thereby which have become due, other than those not yet delinquent or the nonpayment of which would not have a material adverse effect on any such party, as the case may be, and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves have been set aside on its books.

         (k) INSURANCE. Each of the Borrowers and the Guarantor has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses.

         (l) OFFICES. Each of the chief executive office and chief place of business of each of the Borrowers, the Guarantors and Palm Shipping and the office in which the financial records relating the Vessels are kept, is, and will continue to be, located at Tradewinds Building, Bay Street, Nassau, the Bahamas; none of the Borrowers maintains a place of business in Canada, the United States or the United Kingdom.

         (m)  NOT AN INVESTMENT COMPANY.  Neither the
Guarantor, Palm Shipping nor any of the Borrowers is an "investment company" within the meaning of the Investment
Company Act of 1940, as amended.

         (n) EQUITY OWNERSHIP. Each of the Borrowers and Palm Shipping is a Wholly Owned Subsidiary of the Guarantor. On the Drawdown Date, none of the Borrowers nor Palm Shipping will own any shares of capital stock, partnership interest or any other direct or indirect equity interest in any corporation, partnership or other entity.

         (o) ENVIRONMENTAL MATTERS. Except as heretofore disclosed in writing to the Lenders (i) each of the Borrowers will, when required, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("Materials of Environmental Concern"), or
(2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws");
(ii) each of the Borrowers will, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and will, when required, be in full compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) none of the Borrowers has received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("Environmental Claim") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Borrowers in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future.

         (p) PENDING OR THREATENED ENVIRONMENTAL CLAIMS. Except as heretofore disclosed in writing to the Lenders there is no Environmental Claim pending or threatened against any Borrower or past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against any Borrower.

         (q) LIMITED PURPOSE. Each Borrower is a special purpose company whose sole capital asset is its Vessel; no Borrower engages in any business other than the owning of its Vessel.

         (r)  PERMITTED INDEBTEDNESS.  The Loan and the
Guaranty thereof are Indebtedness of the Borrowers and the Guarantor, respectively, the incurrence of which is permitted by Section 4.03 of the Indenture because the Interest Coverage Ratio (as such term is defined in the Indenture) shall be greater than 2:1 after consummation of the transactions contemplated herein.

         (s) SURVIVAL. All representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Loan and the issuance of the Note to be issued by the Borrowers hereunder.

3   THE LOAN

3.1 (a) PURPOSES. The Lenders shall make the Loan available to the Borrowers for the purpose of financing existing Indebtedness with respect to the Vessels and acquiring an additional vessel.

         (b) LOAN TRANCHE A. Each of the Lenders, relying upon each of the representations and warranties set out in Clause 2, hereby severally and not jointly agrees with the Borrowers that, subject to and upon the terms of this Agreement, it will on the Drawdown Date for Loan Tranche A advance Loan Tranche A to the Borrowers. The proceeds of Loan Tranche A shall be utilized to refinance the existing
Indebtedness of the Loan Tranche A Vessels and for working capital.

         (c) LOAN TRANCHE B. Each of the Lenders, relying upon each of the representations and warranties set out in Clause 2, hereby severally and not jointly agrees with the Borrowers that, subject to and upon the terms of this Agreement, it will, no later than November 30, 1997, advance Loan Tranche B to the Borrowers. The proceeds of Loan Tranche B shall be utilized solely and exclusively to acquire the Loan Tranche B Vessel.

3.2 DRAWDOWN NOTICE. The Guarantor, on behalf of the Borrowers, shall, at least three (3) Banking Days before a Drawdown Date, serve a notice, such notice to be substantially in the form of Exhibit J hereto (a "Drawdown Notice"), on the Agent which notice shall (a) be in writing addressed to the Agent, (b) be effective on receipt by the Agent, (c) specify the amount of the Loan Tranche to be drawn, (d) specify the Banking Day on which the Loan Tranche is to be drawn, (e) identify the purpose(s) of each Loan Tranche and the Borrower(s) on whose behalf the Loan Tranche is requested, (f) specify the initial Interest Period for the Loan Tranche, (g) specify the disbursement instructions and (h) be irrevocable.

3.3 EFFECT OF DRAWDOWN NOTICES. Each Drawdown Notice shall be deemed to constitute a warranty by the Borrowers
(a) that the representations and warranties stated in

Clause 2 (updated MUTATIS MUTANDIS) are true and correct on the date of such Drawdown Notice and will be true and correct on the relevant Drawdown Date as if made on such date, and (b) that no Event of Default nor any event which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.

3.4 NOTATION ON THE NOTE. Each Loan Tranche made by the Lenders to the Borrowers may be evidenced by a notation of the same made by the Agent on the grid attached to the Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the relevant Loan Tranche.

4   CONDITIONS PRECEDENT

4.1 CONDITIONS PRECEDENT TO DRAWDOWN OF LOAN TRANCHE A. The obligation of the Lenders to make the Loan Tranche A available to the Borrowers under this Agreement shall be expressly subject to the following conditions precedent:

        (a) the Agent shall have received the following documents in form and substance satisfactory to the Lenders and counsel to the Lenders:

         (i) copies, certified as true and complete by an officer of each of the Borrowers, the Guarantor and Palm Shipping, of the resolutions of each such company's board of directors (and, if any necessary under appropriate law, shareholders) evidencing approval of the Transaction Documents to which such company is to be a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf;

        (ii) copies, certified as true and complete by an officer of each of the Borrowers, the Guarantor and Palm Shipping or other applicable party, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Borrowers, the Guarantor or Palm Shipping as may be required by the Lenders), approvals or consents with respect to this Agreement, the Note, the Security Documents and the transactions contemplated hereby and thereby;

       (iii) copies, certified as true and complete by an officer of each of the Borrowers, the Guarantor and Palm Shipping, of the articles or certificate of incorporation and by-laws
              (or the equivalent thereof) of each thereof;

        (iv) good standing certificates or the equivalent thereof with respect to each of the Borrowers, the Guarantor and Palm Shipping issued by the appropriate authorities of the respective jurisdiction of incorporation of such parties; and

         (v) copies, certified as true and complete by an officer of the relevant Borrower, of the Charter and Management Agreement relating to its Vessel;

         (b)  the Agent shall have received evidence
satisfactory to the Lenders and counsel to the Lenders that:

         (i) each of the Vessels is registered in the name of such Borrower listed opposite its name in
              Schedule 2 under the flag listed next to such Vessel in Schedule 2 and that each such Vessel is free and clear of all liens and encumbrances of record except for the Mortgage thereon in favor of the Security Trustee;

        (ii)  each Vessel is classed in the highest
              classification and rating for vessels of the same age and type with the classification society listed next to the Vessel in
              Schedule 2 or such other classification
              society acceptable to the Lenders without any material outstanding recommendations;

       (iii) each Vessel is operationally seaworthy and in every way fit for service; and

        (iv) each Vessel is insured in accordance with the provisions of its respective Mortgage (evidence of which shall include, without limitation, cover notes, Certificates of Entry and brokers' letters of undertaking and an opinion of an independent insurance consultant retained by the Lenders or such other evidence as shall be reasonably satisfactory to the Lenders) and all requirements thereof in respect of such insurances have been fulfilled;

         (c)  each Borrower shall have duly executed and delivered:

         (i)  the Note,
        (ii)  the Mortgage relating to its Vessel,
       (iii) the Insurances Assignment relating to its Vessel,
        (iv)  the Earnings Assignment relating to its
              Vessel, and
         (v) the Assignment Notices relating to (c) (iii) and (c) (iv) above;

         (d) the Guarantor shall have duly executed and delivered:

         (i)  the Guaranty, and
        (ii) the Pledge and related irrevocable proxies and stock powers and shall have delivered to the Agent the undated resignations of officers and directors, the share registers and the unissued stock certificates required to be so delivered pursuant to the Pledge;

         (e) Palm Shipping shall have duly executed and delivered the Consents;

         (f) each of the Charters shall be in form and substance satisfactory to the Lenders;

         (g) the Agent shall have received payment in full of all fees and expenses due to the Agent and the Lenders on the date thereof including, without limitation, all fees and expenses due under Clause 13 hereof;

         (h) the Lenders shall have received evidence satisfactory to it and its legal advisers that, save for the liens created by the respective Mortgage, Earnings Assignment and Insurances Assignment, there are no liens, charges or encumbrances of any kind whatsoever on any Vessel or its earnings or insurances except as permitted hereby or by any of the Security Documents;

         (i) the Lenders shall be satisfied that none of the Borrowers, the Guarantor, or Palm Shipping is subject to any Environmental Claim which could have a material adverse effect on the business, assets or results of operations of any thereof;

         (j) the Lenders shall have received a complete copy of the consolidated audited financial report of the Guarantor for the year ending March 31, 1996, which shall include at least the balance sheet of such corporation as of the end of such year and the related statements of income, cash flow and retained earnings for such year all in reasonable detail, certified by an Acceptable Accounting Firm, together with their opinion (containing no qualifications which the Lenders deem material);

         (k)  the Borrowers shall have provided such
evidence as the Lenders may require documenting the current legal and beneficial ownership of the shares of the Borrowers and the legal ownership of the shares of the Guarantor; and

         (l)  the Lenders shall have received opinions from
(i) Watson, Farley & Williams, counsel to the Borrowers, the Guarantor and Palm Shipping on matters of New York law, the Federal law of the United States and Liberian law,
(ii) Graham, Thompson & Co. special counsel to the Lenders on Bahamian law and (iii) Seward & Kissel, special counsel to the Lenders, in each case in such form as the Lenders may require, as well as such other legal opinions as the Lenders shall have required as to all or any matters under the laws of the United States of America, the State of New York, the Republic of Liberia and the Commonwealth of the Bahamas covering the representations and conditions which are the subjects of Clauses 2 and 4.

4.2      CONDITIONS PRECEDENT TO THE DRAWDOWN OF LOAN
TRANCHE B.  The obligations of the Lenders to make the Loan
Tranche B available shall be subject to the following conditions: (a) the Agent having received the Drawdown
Notice relative thereto; (b) the conditions set forth in Clauses 4.1(a), (b), (c), (d)(ii), (e), (f), (h), (i), (k)
and (l), in each case updated mutatis mutandis for the Vessel being financed by Loan Tranche B and the Borrower owning same, having been met; (c) the Vessel being financed by Loan Tranche B having met the requirements set forth in Clause 9.5 hereof and otherwise having been accepted by the Majority Lenders; and (d) the Borrower owning the Vessel being financed by Loan Tranche B having executed an Accession Agreement.

4.3 FURTHER CONDITIONS PRECEDENT. The obligation of the Lenders to make either Loan Advance available to the Borrowers shall be expressly and separately from the foregoing conditional upon, on the relevant Drawdown Date:

         (a) the Agent having received a Drawdown Notice in accordance with the terms of Clause 3.2;

         (b)  the representations stated in Clause 2
(updated MUTATIS MUTANDIS to such date) being true and correct as if made on that date;

         (c) no Event of Default having occurred and being continuing and no event having occurred and being continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default;

         (d) the Lenders being satisfied that no Event of Default will arise following the drawdown of the Loan Tranche in question by reason of the drawdown of the Loan Tranche and that no event or state of affairs exists which constitutes, in the reasonable opinion of the Lenders, a material risk that it will be unlawful or impossible for the Borrowers or the Guarantor, or any other of the parties thereto to make any payment or perform any material obligation as required under the terms of this Agreement, the Note and the Security Documents to which it is a party or any of them; and

         (e) there having been no material adverse change in the financial condition of the Guarantor since the date hereof.

5   REPAYMENT AND PREPAYMENT

5.1 REPAYMENT. The Borrowers shall repay the principal amount of Tranche A of the Loan with interest thereon in fourteen (14) consecutive semiannual installments on the Repayment Dates, the first thirteen of which shall be in the principal amount of Five Million Five Hundred Eighty-Five Thousand Dollars ($5,585,000) and the fourteenth and last installment shall be in the principal amount of Twenty Seven Million Three Hundred Ninety-Five Thousand Dollars ($27,395,000). The Borrowers shall repay the principal amount of Tranche B of the Loan in consecutive semiannual installments with interest commencing on the Repayment Date following the Drawdown Date for Tranche B of the Loan. The amount of the installment of Tranche B of the Loan due on the Maturity Date shall be an amount equal to twenty-seven and one-half percent (27.5%) of the original principal amount of Tranche B, the amount of each of the installments preceding the Maturity Date shall be an equal amount to seventy-two and one-half percent (72.5%) of the original principal amount of Tranche B of the Loan divided by the number of Repayment Dates (excluding the Maturity Date) remaining following the Drawdown Date for Tranche B.

5.2 VOLUNTARY PREPAYMENT. The Borrowers may prepay, upon five (5) Banking Days written notice (which notice shall be irrevocable), on the last day of any Interest Period applicable to the Loan or the portion thereof to be prepaid, the Loan or any portion thereof, without penalty. Each prepayment shall be in a minimum amount of Five Million Dollars ($5,000,000) plus any One Million Dollar ($1,000,000) multiples thereof or the full amount of the Loan.

5.3 MANDATORY PREPAYMENTS. Upon the sale, Total Loss or other disposition of any Vessel, or upon the release of a Borrower from its obligations hereunder pursuant to Clause
9.4 hereof the Borrowers shall, upon payment to or on behalf of a Borrower or any Affiliate thereof of the proceeds of such sale, Total Loss or other disposition or, in the case of a release as aforesaid, on the last day of the Interest Period following a Borrower's request for such release, prepay the Loan, in part and without penalty, in an amount equal to the net sales proceeds of any such sales or the FMV of the Vessel or Vessels subject to any other disposition, release or Total Loss PROVIDED THAT, if the aggregate of the FMV of the remaining Vessels is more than 150% of the outstanding principal amount of the Loan, after giving effect to the reduction by the net sales proceeds or FMV, as the case may be, the Loan shall be reduced by only 50% of such net sales proceeds or FMV, as the case may be.

5.4 APPLICATION OF PREPAYMENTS. Any prepayments of the Loan made hereunder (including, without limitation, those made pursuant to Sections 5.2, 5.3 and 9.3) shall be subject to the condition that:
         (a) any partial prepayment made shall be applied PRO RATA in or towards satisfaction of the remaining installments of the Loan;

         (b) any amounts prepaid shall not be available for re-borrowing; and

         (c) on the date of any prepayment all accrued interest to the date of such prepayment shall be paid in full with respect to the portion of the principal being prepaid, together with any and all actual costs or expenses incurred by any Lender in connection with any breaking of funding (as certified by such Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower).

5.5      OPTIONAL CANCELLATION OF LOAN TRANCHE B.  The
Borrowers shall have the right at any time to request, without penalty, on three (3) days written notice to the Agent, the permanent cancellation of their right to draw down Loan Tranche B.

6   INTEREST AND RATE

6.1 INTEREST RATE; DEFAULT RATE. The Loan shall bear interest at the Applicable Rate, which shall be the rate per annum equal to the aggregate of (a) LIBOR for the applicable Interest Period and (b) the Margin. Any amounts due under this Agreement, not paid when due, whether on a Repayment Date, by acceleration or otherwise, shall bear interest thereafter at the Default Rate.

6.2 INTEREST PERIODS. The Borrowers may select Interest Periods of one, three or six months, or such other period as selected by the Guarantor on behalf of the Borrowers which is available to, and accepted by the Lenders for purposes of funding the Loan , PROVIDED, HOWEVER, that at all times the Borrower must select an Interest Period for a portion of the Loan to allow the installments to be met on each Repayment Date; PROVIDED, FURTHER, that the initial Interest Period for Tranche B of the Loan shall commence on the Drawdown Date of Tranche B of the Loan and end on the last day of the then current interest period for Tranche A of the Loan. The Guarantor, on behalf of the Borrowers, shall provide the Agent with written notice specifying the Interest Period selected by the Borrowers at least three (3) Banking Days prior to the Drawdown Date and the end of any then existing Interest Period. If at the end of any then existing Interest Period the Borrowers, or the Guarantor on their behalf, fail to give notice as aforesaid, the relevant Interest Period shall be three (3) months.

6.3 INTEREST PAYMENTS. The Borrowers agree to pay interest accrued on the Loan, in arrears, on the Interest
Payment Dates.

6.4 CALCULATION OF INTEREST. All interest shall accrue from day to day and be calculated on the actual number of days elapsed over a three hundred sixty (360) day year.

7   PAYMENTS

7.1 PLACE OF PAYMENTS, NO SET OFF. (a) All payments to be made hereunder by the Borrowers shall be made on the due dates of such payments to the Agent at its office located at 200 Park Avenue, New York, New York 10166 or to such other place as the Agent may direct, for the account of the Lenders, without set-off or counterclaim and free from, clear of and without deduction for, any Taxes, provided, however, that if the Borrowers shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then, subject to Clause 7.2, the Borrowers shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrowers shall promptly send to the Lenders such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Lenders. Notwithstanding the preceding sentence, the Borrowers shall not be required to pay additional amounts or otherwise indemnify the Lenders for or on account of:

         (i) Taxes based on or measured by the overall net income of any Lender or Taxes in the nature of franchise taxes or taxes for the privilege of doing business imposed by any jurisdiction or any political subdivision or taxing authority therein unless such are imposed as a result of the activities of the Borrowers within the relevant taxing jurisdiction;

         (ii) Taxes imposed by any jurisdiction or any political subdivision or taxing authority therein on any Lender that would not have been imposed but for such Lender's being organized in or conducting business in or maintaining a place of business in the relevant taxing jurisdiction, or engaging in activities or transactions in the relevant taxing jurisdiction that are unrelated to the transactions contemplated by the Transaction Documents, but only to the extent such Taxes are not imposed as a result of the activities of any of the Borrowers within the relevant taxing jurisdiction or the jurisdiction of any of the Borrowers under the laws of the taxing jurisdiction;

         (iii) Taxes imposed on or with respect to a Lender as a result of a transfer, sale, assignment, or other disposition by such Lender of any interest in any Transaction Document, any Note or any Vessel (other than a transfer pursuant to an exercise of remedies upon an Event of Default);

         (iv) Taxes imposed on, or with respect to, a transferee (or a subsequent transferee) of an original Lender (and including as such a transferee a Lender whose shares of stock have been transferred or the purchaser of a participation in the Loan) to the extent of the excess of such Tax over the amount of such Tax that would have been imposed on, or with respect to, such original Lender had there not been a transfer, sale, assignment or other disposition of the shares of such Lender or a transfer, sale, assignment or other disposition by such original Lender of any interest in any Vessel, any Note or any Transaction Document (in each case, other than any transfer pursuant to the exercise of remedies as a result of an Event of Default that shall have occurred and be continuing); or

         (v) Taxes imposed on any Lender that would not have been imposed but for any failure of such Lender to comply with any return filing requirement or any certification, information, documentation, reporting or other similar requirement known to such Lender, if such compliance is required to obtain or establish relief or exemption from or reduction in such Taxes.

         (b) In the event that any Borrower has actual knowledge that the Borrowers are required to, or there arises in any Borrower's reasonable opinion a substantial likelihood that the Borrowers will be required to, pay an additional amount or otherwise indemnify any Lender for or on account of any Tax pursuant to Clause 7.1(a), the Borrower will promptly notify the Agent and each relevant Lender of the nature of such Tax, and shall furnish such information to the Agent and such Lender with respect to such Tax, as the Agent or such Lender may reasonably request. In the event of any knowledge or opinion of a Borrower described in the preceding sentence, the Borrowers, the Agent and each relevant Lender shall consult in good faith to determine what may be required to avoid or reduce such Tax, and shall each use reasonable efforts to avoid or reduce such Tax (so long as such efforts do not, in the reasonable opinion of the relevant Lender, result in any cost to such Lender or any modification of the terms or repayment of the Loan).

7.2 TAX CREDITS. If any Lender obtains the benefit of a credit against its liability for Taxes imposed by any taxing authority for all or part of the Taxes as to which the Borrowers have paid additional amounts as aforesaid then such Lender shall reimburse the Borrowers for the amount of the credit so obtained. Each Lender shall use reasonable efforts in filing such tax return as are necessary to obtain any such credit. In connection therewith, the Lenders may consult with their legal advisers, all fees and expenses of which shall be for the account of the Borrowers.

8   EVENTS OF DEFAULT

8.1 In the event that any of the following events shall occur and be continuing:

         (a) REPAYMENTS. Any principal or interest payment due hereunder, under the Note or under any of the Security
Documents is not paid on the due date; or

         (b) OTHER PAYMENTS. Any fees or other amount becoming payable to the Agent, the Security Trustee or the Lenders under this Agreement, under the Note, or under any of the Security Documents or under any of them is not paid on the due date or within three (3) Banking Days after the date of demand (as the case may be); or

         (c) REPRESENTATIONS, etc. Any representation, warranty or other statement made by the Borrower, the Guarantor or Palm Shipping in this Agreement or in any of the Security Documents to which it is a party or in any other instrument, document or other agreement delivered in connection herewith or therewith proves to have been untrue or misleading in any material respect as at the date as of which made; or

         (d)  IMPOSSIBILITY, ILLEGALITY.  It becomes
impossible or unlawful for the Borrowers, the Guarantor, Palm Shipping or any of them to fulfill any of the covenants and obligations contained herein, in the Note or in any of the Security Documents to which it is a party or for the Agent, the Security Trustee or the Lenders to exercise any of the rights vested in any of them hereunder, under the Note or under any of the Security Documents and such impossibility or illegality, in the reasonable opinion of the Agent, the Security Trustee or the Majority Lenders, will have a material adverse effect on their rights hereunder, under the Note or under any of the Security Documents or on their right to enforce any thereof; or

         (e) COVENANTS. The Borrowers, the Guarantor or Palm Shipping or any of them defaults in the performance of any term, covenant or agreement contained in this Agreement, in the Note or in any of the Security Documents to which they are a party or in any of them, or in any other instrument, document or other agreement delivered in connection herewith or therewith, or there occurs any other event which constitutes a default under this Agreement, the Note or any of the Security Documents, in each case other than an Event of Default referred to elsewhere in this Clause 8.1, and such default, in the reasonable opinion of the Majority Lenders, could have a material adverse effect on their rights hereunder, under the Note or under any of the Security Documents or on their right to enforce any thereof and continues unremedied for a period of thirty (30) days; or

         (f) INDEBTEDENESS. The Borrowers, the Guarantor, Palm Shipping or any Wholly Owned Subsidiary of the Guarantor shall default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness having an outstanding principal amount of $5,000,000 or more or any party becomes entitled to enforce the security for any such Indebtedness and such party shall take steps to enforce the same, unless such default or enforcement is being contested in good faith and by appropriate proceedings or other acts and the relevant Borrowers, the Guarantor, Palm Shipping or such Wholly Owned Subsidiary of the Guarantor as the case may be, shall set aside on its books adequate reserves with respect thereto, and so long as such default or enforcement shall not subject any Vessel to material risk of forfeiture or loss; or

         (g) STOCK OWNERSHIP. There is, without the prior written consent of the Majority Lenders (i) any change in the legal or beneficial stock ownership or the voting control of the Borrowers or (ii) any pledge of the shares of the Borrowers in favor of a party other than the Security Agent or (iii) less than fifty-one percent (51%) of the issued and outstanding shares of the Guarantor is held beneficially and of record by the Cirrus Trust and the JTK Trust; or

         (h) DEFAULT UNDER THE SECURITY DOCUMENTS. There is an event of default under any of the Security Documents which shall have occurred and be continuing; or

         (i) BANKRUPTCY. The Borrowers, the Guarantor or Palm Shipping commences any proceeding relating to any substantial portion of its property under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect ("Proceeding"), or there is commenced against the Borrowers, the Guarantor or Palm Shipping any Proceeding and such Proceeding remains undismissed or unstayed for a period of thirty (30) days; or any receiver, trustee, liquidator or sequestrator of, or for, the Borrowers, the Guarantor or Palm Shipping or any substantial portion of the property of any thereof is appointed and is not discharged within a period of thirty
(30) days; or the Borrowers, the Guarantor or Palm Shipping by any act indicates consent to or approval of or acquiescence in any Proceeding or to the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or any substantial portion of its property; or

         (j) SALE OF ASSETS. The Borrowers, the Guarantor or Palm Shipping ceases, or threatens to cease, its operations or sells or otherwise disposes of, or threatens to sell or otherwise dispose of, all or substantially all of its assets or all or substantially all of its assets are seized or otherwise appropriated; or

         (k) JUDGMENTS. Any judgment or order is made the effect whereof would be to render ineffective or invalid this Agreement, the Note, the Security Documents or any of them; or

         (l) INABILITY TO PAY DEBTS. Any of the Borrowers, the Guarantor or Palm Shipping is unable to pay or admits its inability to pay its debts as they fall due or if a moratorium shall be declared in respect of any Indebtedness thereof; or

         (m)  FINANCIAL POSITION.  Any change in the
financial position of the Guarantor which, in the reasonable opinion of the Majority Lenders, is likely to have a material adverse effect on the ability of the Borrowers, the Guarantor or Palm Shipping to perform its material obligations under this Agreement, the Note, the Security
Documents or the Charters; or

         (n)  TERMINATION, AMENDMENT OR ASSIGNMENT OF
CHARTERS. Any of the Charters is terminated, materially amended or modified or assigned without the prior written consent of the Majority Lenders, or any party to any thereof defaults or ceases to perform thereunder for any reason whatsoever, then the Lenders' obligation to make the Loan or either Tranche thereof available shall cease and the Agent shall, upon the instructions of the Majority Lenders, by notice to the Borrowers, declare the then outstanding amount of the Loan, accrued interest and any other sums payable by the Borrowers hereunder, under the Note and under the Security Documents to be immediately due and payable whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; PROVIDED that upon the happening of an event specified in subclauses (i) or (l) of this Clause 8.1, the Loan, accrued interest and any other sums payable hereunder and under the Note shall be immediately due and payable without declaration or other notice to the Borrowers. In such event, the Lenders, the Agent and/or Security Trustee may (i) proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement, in the Note or in any of the Security Documents, or to enforce the payment of the Note or to enforce any other legal or equitable right of the Lenders, the Agent and/or Security Trustee, or (ii) proceed to take any action authorized or permitted under the terms of any of the Security Documents or by applicable laws for the collection of all sums due, or so declared due, on the Note, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrowers to the Lenders, the Agent and/or Security Trustee hereunder, under the Note and/or under any of the Security Documents (whether or not then due) all moneys and other amounts of the Borrowers, then or thereafter in possession of the Lenders, the Agent and/or Security Trustee, inclusive of the balance of any deposit account (demand or time, matured or unmatured) of the Borrowers, then or thereafter with the Lenders, the Agent and/or Security Trustee.

8.2 INDEMNIFICATION. The Borrowers agree to, and shall, indemnify and hold the Agent, the Security Trustee and the Lenders harmless against any loss or costs or expenses (including legal fees and expenses) which the Agent, the Security Trustee and the Lenders sustain or incur as a consequence of any default in repayment of the principal amount of the Loan or interest accrued thereon or any other amount payable hereunder, under the Note or under the Security Documents (other than costs and expenses caused by the gross negligence or willful misconduct of the Agent, the Security Trustee or any Lender) including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Loan or any part thereof. The Agent's, Security Trustee's or Lenders' certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrowers.

8.3 APPLICATION OF MONEYS. Except as otherwise provided in any Security Document, all moneys received by the Agent, Security Trustee or Lenders under or pursuant to this Agreement, the Note or any of the Security Documents after the happening of any Event of Default (unless cured to the satisfaction of the Lenders) shall be applied by the Agent in the following manner:

         (i) first, in or towards the payment or reimburse-ment of any expenses or liabilities incurred by the Agent, the Security Trustee or the Lenders in connection with the ascertainment, protection or enforcement of its rights and remedies hereunder, under the Note and under any of the Security Documents,

        (ii)  secondly, in or towards payment of any
              interest owing in respect of the Loan,

       (iii) thirdly, in or towards repayment of principal owing in respect of the Loan,

        (iv) fourthly, in or towards payment of all other sums which may be owing to the Agent, the Security Trustee or the Lenders under this Agreement, under the Note or under any of the Security Documents, and

         (v) fifthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled thereto.

9        COVENANTS

9.1 Each Borrower hereby covenants and undertakes with the Lenders, the Agent and Security Trustee that, from the date hereof and so long as any principal, interest or other monies are owing in respect of this Agreement, the Note, the Security Documents or any of them:

         A.   The Borrowers will each:

         (i) PERFORMANCE OF AGREEMENTS. Duly perform and observe, and procure the observance and performance by all other parties thereto
              (other than the Agent, the Security Trustee and the Lenders) of, the terms of this Agreement, the Note and the Security
              Documents;

        (ii) NOTICE OF DEFAULT; CHANGE IN CLASSIFICATION OF VESSEL. Promptly inform the Agent of the occurrence of (a) any Event of Default or of any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, (b) the withdrawal of any Vessel's rating by its classification society or the issuance by the classification society of any recommendation or notation affecting class, (c) any litigation or governmental proceeding pending or threatened against the Borrowers, the Guarantor or Palm Shipping which could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any such party and (d) any other event or condition of which it becomes aware which is reasonably likely to have a material adverse effect on its ability, or the ability of any other party thereto, to perform its obligations under this Agreement, the Note and the Security Documents or any of them;

       (iii) OBTAIN CONSENTS. Obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its and any other party's (other than the Agent's, the Security Trustee's or the Lenders') respective obligations under this Agreement, the Note and the Security Documents;

        (iv) FINANCIAL STATEMENTS. Deliver or cause to be delivered to each of the Lenders:

                   (a)  as soon as available but not later
              than ninety (90) days after the end of each fiscal year of the Guarantor complete copies of the financial reports of the Guarantor (together with a Compliance Certificate substantially in the form of Exhibit K hereto, signed by the Chief Financial Officer of the Guarantor), on a consolidated basis, which shall include at least the consolidated balance sheet of the Guarantor as of the end of such year and the related consolidated statements of income, cash flow and retained earnings for such year, all in reasonable detail, certified by an Acceptable Accounting Firm, together with their opinion (without material qualifications) thereon;

                   (b)  as soon as available but not later
              than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Guarantor, balance sheets of the Guarantor, on a consolidated basis, as at the end of such quarter and the related consolidated statements of income, cash flow and retained earnings for such quarter, all in reasonable detail, unaudited, but certified by the chief financial officer of the Guarantor, together, in each instance, with a Compliance Certificate, signed by such chief financial officer of the Guarantor;

                   (c)  as soon as available, copies of all
              reports, statements or other instruments filed with the United States Securities and Exchange
              Commission;

                   (d)  such other statement or statements,
              lists of property and accounts, budgets, forecasts, reports and financial information with respect to the operation and management of the Vessels and any other vessels owned or operated directly or indirectly by or the Guarantor, as the Agent may from time to time reasonably request;

         (v) CORPORATE EXISTENCE. Do or cause to be done, and procure that the Guarantor and Palm Shipping shall do or cause to be done, all things necessary to preserve and keep in full force and effect their respective corporate existence, and all licenses, franchises, permits and assets necessary to the conduct of the business of each such corporation;

        (vi) BOOKS, RECORDS, ETC. Keep, and procure that the Guarantor and Palm Shipping shall keep, proper books of record and account into which full and correct entries shall be made, in accordance with GAAP throughout the Facility
              Period;

       (vii) INSPECTION. Allow, and procure that the Guarantor and Palm Shipping shall allow, any representative or representatives designated by the Agent or the Lenders, subject to applicable laws and regulations, to visit and inspect any of the properties of any such party, and, on request, to examine the books of account, records, reports and other papers
              (and to make copies thereof and to take
              extracts therefrom) of each such corporation and to discuss the affairs, finances and accounts of each such corporation, with the officers and executive employees of each such corporation all at such reasonable times and as often as the Agent or such Lender reasonably requests;

      (viii) TAXES. Pay and discharge, and cause the Guarantor and Palm Shipping to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon each such corporation or upon such corporation's income or property prior to the date upon which penalties attach thereto; provided, however, that such corporations shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality or amount thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto, and so long as such deferment in payment shall not subject any Vessel to material risk of forfeiture or loss;

        (ix) COMPLIANCE WITH STATUTES, ETC. Do or cause to be done, and procure that the Guarantor and Palm Shipping shall do or cause to be done, all things necessary to comply with all material laws, and the rules and regulations thereunder, applicable to the Borrowers, the Guarantor and Palm Shipping and including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

         (x) ENVIRONMENTAL MATTERS. Promptly upon the occurrence of any of the following conditions, provide to the Agent a certificate of the chief executive officer thereof, specifying in detail the nature of such condition and the Borrowers', the Guarantor's or Palm Shipping's proposed response or the proposed response of any Environmental Affiliate (as such term is hereinafter defined) of any thereof, as the case may be: (a) the Borrowers', the Guarantor's or Palm Shipping's receipt or the receipt by any Environmental Affiliate of any thereof of any communication whatsoever that alleges that such person is not in compliance with any applicable environmental law or environmental approval, if such noncompliance could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrowers, the Guarantor or Palm Shipping, (b) knowledge by the Borrowers, the Guarantor or Palm Shipping or any Environmental Affiliate of any thereof that there exists any Environmental Claim pending or threatened against any such person which could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Guarantor or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against the Guarantor or any Environmental Affiliate of any thereof if such Environmental Claim could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Guarantor. Upon the written request by the Agent, each Borrower will submit, and procure that the Guarantor and Palm Shipping shall submit, to the Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subclause. For the purposes of this subclause, "Environmental Claim" shall mean any claim under federal, state and local environmental, health and safety laws, statutes or regulations. "Environmental Affiliate" shall mean any person or entity the liability of which for Environmental Claims the Borrowers, the Guarantor or Palm Shipping may have assumed by contract or operation of law;

        (xi)  ACCOUNTANTS.  Retain throughout the Facility
              Period an Acceptable Accounting Firm as its independent certified accountants;

       (xii) CONTINUE CHARTERS. Continue to charter the Vessels to Palm Shipping for the entire Facility Period, and ensure that the terms of such Charters include, INTER ALIA, that the payments of Palm Shipping to the Borrowers under the Charters will, in the aggregate, be sufficient to cover all payments of the Borrowers under this Agreement and any operating and other expenses of such Borrower;

      (xiii) CLASS CERTIFICATE. Furnish, or cause to be furnished, to the Agent, upon any change of a Vessel's classification status or the issuance of a recommendation affecting class by a Vessel's classification society or upon the Agent's reasonable request (to be made no more than once in any calendar year), a confirmation of class certificate covering each Vessel and evidencing compliance with the applicable provisions of the Mortgage thereon within thirty (30) days of such change or such request;

       (xiv) MAINTENANCE OF PROPERTIES. Maintain, or cause to be maintained, and keep, or cause to be kept, and procure that the Guarantor and Palm Shipping shall maintain, or cause to be maintained, and keep, or cause to be kept, all properties used or useful in the conduct of its business in good condition, repair and working order and supplied with all necessary equipment and will cause to be made necessary repairs, renewals and replacements thereof so that the business carried on and in connection therewith and every portion thereof may be properly and advantageously conducted at all times. In addition, each Borrower shall cause its Vessel to be drydocked as often as required by the Vessel's classification society and as a prudent shipowner would require;

        (xv) VESSEL MANAGEMENT. Cause its Vessel to be managed by the Manager or such ship manager selected by the Borrowers and satisfactory to the Majority Lenders pursuant to a written management agreement acceptable to the
              Majority Lenders (provided, however, that the Lenders hereby agree to the management of the ALLIANCE SPIRIT by Teekay Shipping Limited in the event the Management Agreement for such Vessel with Expedo Ship Management (Canada)
              Ltd. is terminated for any reason);

       (xvi)  LIMITATION ON RESTRICTED PAYMENTS.

              Procure that the Guarantor will not directly or indirectly declare or pay any dividend or make any distribution on its capital stock (such payments being defined as "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted
              Payment: (A) a Default or Event of Default shall have occurred and be continuing or
              (B) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and be evidenced by a Board Resolution) after January 29, 1996 shall exceed the sum of
              (1) 50% of the aggregate amount of the
              Adjusted Consolidated Net Income (or if
              Adjusted Consolidated Net Income is a loss, minus one hundred percent (100%) of such amount) of the Guarantor accrued on a cumulative basis during the period (taken as one accounting period) beginning February 1, 1996 and ending on the last day of the last fiscal quarter preceding such date PLUS
              (2) the aggregate net proceeds (including the fair market value of non-cash proceeds as determined in good faith by the Board of Directors) received by the Guarantor (including the amount of any dividends reinvested in the capital stock of the Guarantor) from the issuance and sale permitted by the Indenture of capital stock of the Guarantor (other than redeemable stock), including an issuance or sale for cash or other property upon the conversion of any Indebtedness of the Guarantor subsequent to the date hereof, or from the issuance of any options, warrants or other rights to acquire capital stock of the Guarantor (in each case, exclusive of any redeemable stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Maturity
              Date) PLUS (3) $50,000,000.

              The foregoing provision shall not take into account, and shall not be violated by reason of:

         (a) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

         (b) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Guarantor that is subordinated in right of payment of the Loan, with the proceeds of, or in exchange for, Indebtedness incurred under
              Clause 9.1(B)(iii)(III);

         (c)  the repurchase, redemption or other
              acquisition by the Guarantor of capital stock of the Guarantor in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of capital stock of the Guarantor (other than redeemable stock);

         (d)  the acquisition by the Guarantor of its
              Indebtedness that is subordinated in right of payment to the Loan in exchange for or out of the proceeds of, a substantial concurrent offering of, shares of capital stock of the Guarantor (other than redeemable shares);

         (e) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the applicable provisions herein; or

         (f) certain purchases, redemptions, acquisitions, cancellations or other retirements for a nominal value per right of any rights granted pursuant to any shareholders' rights plan
              (i.e., a "poison pill");

              PROVIDED that in the case of the foregoing clauses (a) and (b), no Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

         B. None of the Borrowers, without the prior written consent of the Majority Lenders, will:

         (i) LIENS. Create, assume or permit to exist any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any of such party's property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired except:

                   (a)  liens for taxes not yet payable for
              which adequate reserves have been maintained;

                   (b)  the Mortgages, the Assignments and
              other liens in favor of the Security Trustee;

                   (c)  liens, charges and encumbrances
              against their respective Vessels permitted to exist under the terms of the Mortgages;

                   (d)  pledges of certificates of deposit
              or other cash collateral securing the

              Borrowers' reimbursement obligations in
              connection with letters of credit now or hereafter issued for the account of the Borrowers in connection with the establishment of the financial responsibility of the Borrowers under Title 33 Code of Federal Regulations ("C.F.R.") Part 130 or Title 46 C.F.R. Part 540, as the case may be as the same may be amended or replaced; and

                   (e)  other liens, charges and
              encumbrances incidental to the conduct of the business of each such party or the ownership of any such party's property and assets and which do not in the aggregate materially detract from the value of each such party's property or assets or materially impair the use thereof in the operation of its business;

        (ii)  LOANS AND ADVANCES.  Make any loans or
              advances to, or any investments in any person, firm, corporation, joint venture or other entity (including, without limitation, any loan or advance to any officer, director, stockholder, employee or customer of any company affiliated with the Borrowers or the Guarantor) except for advances and investments in the normal course of its business and loans or advances to the Guarantor;

       (iii) LIMITATION ON INDEBTEDNESS. (a) Incur, and shall procure that neither the Guarantor nor Palm Shipping will, incur any Indebtedness excluding Indebtedness hereunder to the Agent, the Security Trustee or the Lenders and Indebtedness existing (or for which a written commitment has been made on or before the date hereof) on the date hereof; PROVIDED that the Guarantor or any of its Subsidiaries may incur Indebtedness if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Guarantor would be greater than 2:1.

              Notwithstanding the foregoing, the Guarantor may incur each and all of the following:

            (I)    Indebtedness in an aggregate principal
                   amount such that the aggregate principal amount of the Indebtedness of the Guarantor outstanding immediately after such incurrence does not exceed the aggregate principal amount of
                   Indebtedness existing on the date hereof plus $50,000,000;

           (II)    Indebtedness of the Guarantor to any
                   Wholly-Owned Subsidiary;

          (III) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, outstanding Indebtedness of the Guarantor, other than Indebtedness incurred under clauses (I) or (V) of this paragraph and any refinancings thereof, in an amount not to exceed the principal amount so exchanged, refinanced or refunded (plus premiums, accrued and unpaid interest, fees and expenses thereon);

           (IV)    Indebtedness (A) in respect of
                   performance, surety or appeal bonds
                   PROVIDED in the ordinary course of
                   business, (B) under Currency Agreements
                   and Interest Rate Agreements; provided
                   that, in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, and
                   (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Guarantor pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets of the Guarantor and not exceeding the gross proceeds therefrom, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets of the Guarantor for the purpose of financing such acquisition;

            (V)    Indebtedness in connection with the
                   acquisition of any new Wholly-Owned
                   Subsidiary; PROVIDED that, with respect
                   to this clause 9.1(B)(iii)(a)(V), after
                   giving effect to the Incurrence thereof, the Guarantor could incur at least $1.00 of Indebtedness pursuant to the first paragraph of this Clause 9.1(B)(iii)(a);
                   and

           (VI) Indebtedness of Palm Shipping incurred in the ordinary course of the operation of vessels or Indebtedness of Palm Shipping to the Guarantor resulting from advances to Palm Shipping by the Guarantor made in the ordinary course of business;

                   (b)  For purposes of determining any
              particular amount of Indebtedness under this Clause 9.1(B)(iii), guarantees or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Clause, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above in this Clause, the Guarantor, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and
              (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP. Notwithstanding any other provision of this Clause, the maximum amount of Indebtedness that the Guarantor may incur pursuant to this Clause shall not be deemed to be exceeded due solely to fluctuations in the exchange rates of currencies.

                   (c)  The Guarantor shall not incur any
              Indebtedness that is expressly subordinated to any other Indebtedness of the Guarantor unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, is also expressly made subordinate to the Indebtedness of the Guarantor under the Guaranty.

        (iv) GUARANTEES, ETC. Assume, guarantee or (other than in the ordinary course of its business) endorse or otherwise become or remain liable, in connection with any obligation of any person, firm, company or other entity except for guaranties in favor of the Lenders or the Security Trustee on behalf of the Lenders;

         (v) CHANGES IN BUSINESS. Change the nature of its business or commence any other business;

        (vi) USE OF CORPORATE FUNDS. Pay out any funds to any company or person except (a) in the ordinary course of business in connection with the management of the business of the Borrowers and the Guarantor, including the operation and/or repair of the Vessels and
              (b) the servicing of the indebtedness to the Lenders;

       (vii) ISSUANCE OF SHARES. Issue or dispose of any shares of its own capital stock to any person;

      (viii) CONSOLIDATION, MERGER. Consolidate with, or merge into any corporation;

        (ix) CHANGES IN OFFICES OR NAMES. Change the location of the chief executive office of the Borrowers or the Guarantor, the office of the chief place of business any such parties, the office of the Borrowers in which the records relating to the earnings or insurances of the Vessels are kept unless the Lenders shall have received thirty (30) days prior written notice of such change;

         (x) LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. None of the Borrowers will and will procure that neither the Guarantor nor Palm Shipping will, directly or indirectly enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) or series of related transactions with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Guarantor or with any Affiliate of the Guarantor, except upon fair and reasonable terms no less favorable to the Borrowers, the Guarantor or Palm Shipping, than could be obtained, at the time of such transaction or series of related transactions or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or Affiliate.

              The foregoing limitation does not limit, and shall not apply to:

         (a)  transactions or series of related transactions
              (I) approved by a majority of the
              disinterested members of the Board of
              Directors as fair to the Borrowers, the
              Guarantor or Palm Shipping, or (II) for which the Borrowers, the Guarantor or Palm Shipping, as the case may be, delivers to the Agent a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Borrowers, the Guarantor or Palm Shipping, as the case may be, from a financial point of view;

         (b)  the payment of reasonable and customary
              regular fees to directors of the Borrowers, the Guarantor or Palm Shipping, who are not employees of the Borrowers, the Guarantor or Palm Shipping; or

         (c) any Restricted Payments not prohibited by Clause 9.1(A)(xvi); or

        (xi) CHANGE OF FLAG. Change the flag of any Vessel or the management of such Vessel; or

       (xii) SALE OF VESSEL. Sell, transfer or otherwise dispose of a Vessel; or

      (xiii)  MODIFICATION OF AGREEMENTS.  Except as
              contemplated by this Agreement, amend, modify or otherwise change, or allow the Guarantor or Palm to amend, modify or change, any of the Transaction Documents to which they are parties.


9.2 VALUATION OF THE VESSELS. The aggregate fair market value ("FMV") of the Vessels during the Facility Period shall be greater than or equal to: (1) for the first two years of the Facility Period, a minimum of 120% of the Loan during such period, (2) for the third and fourth year of the Facility Period, a minimum of 130% of the Loan during such period and (3) for the fifth year of the Facility Period and up to the Maturity Date, a minimum of 140% of the Loan during such period (the "Relevant Percentages"). The FMV of each Vessel shall be determined at the Agents discretion, but no less frequently than annually, on the basis of a valuation (the "Valuation") provided by the Agent. In the event the Majority Lenders or the Borrowers disagree with the Agent's Valuation, then the Borrowers and the Agent shall each obtain a separate valuation (the "Additional Valuations") from separate independent shipbrokers, and the FMV shall be determined to be the arithmetic average of the Additional Valuations. The cost of all Additional Valuations obtained hereunder shall be for the account of the Borrowers.

9.3 COLLATERAL MAINTENANCE. If the FMV of the Vessels, as determined pursuant to Clause 9.2 falls below the Relevant Percentages, within a period of ten (10) Banking Days following receipt by the Borrowers of written notice from the Agent notifying the Borrowers of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrowers) (a) the Borrowers shall deliver to the Agent, upon its request, additional collateral satisfactory to the Lenders, in their sole discretion (including the deposit of cash in a cash collateral account maintained with the Agent), such that (x) the sum of (i) the value of the Vessels, as determined in accordance with the latest valuation delivered pursuant to Clause 9.2, plus
(ii) the value of additional collateral other than cash collateral, such value to be determined by the Lenders when divided by (y) the Loan (less any cash collateral held by the Agent in a cash collateral account) shall be equal to or greater than the Relevant Percentage of the Loan or (b) the Borrowers shall prepay the Loan or part thereof (together with interest thereon) as shall result in the FMV of the Vessels being not less than the Relevant Percentage of the Loan.

9.4 RELEASE OF VESSELS. So long as no Event of Default or event which, but for the giving of notice of passage of time or both, would constitute an Event of Default has occurred and is continuing, the Guarantor or the Borrowers may request that a Borrower be released from its obligations hereunder and in connection herewith and that its Vessel be released from the lien of the Mortgage thereon and the Lenders agree to take all steps necessary to effect such release; PROVIDED, HOWEVER, that as a condition precedent thereto the Borrowers shall prepay prior to or simultaneous with such release such part of the Loan as shall be necessary to comply with Clause 5.3 hereof and PROVIDED, FURTHER, that no such request shall be effective unless made in writing to the Agent no fewer than fifteen (15) days prior to the end of the then current Interest Period.

9.5 SUBSTITUTION OF VESSELS. So long as no Event of Default or event which, but for the giving of notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, the Guarantor or the Borrowers may substitute a vessel (which vessel may be owned by a Borrower made a party hereto pursuant to an Accession Agreement) for a Vessel provided that such substitute vessel (and, if applicable, Borrower) is approved by the Lenders (which approval shall not be unreasonably withheld) and such substitute vessel meets all of the following characteristics, and the owner of such vessel meets all of the following conditions, as the case may be:

         (i) an Aframax tanker between 75,000 and 115,000 dead weight tons

        (ii) built in or after 1988 but in no event more than two years older than the Vessel sold or released;

       (iii) complies with requirements of Clause 4.1(b) hereof;

        (iv)  has, at the time of substitution, a FMV
              greater than or equal to the FMV of the Vessel for which it is substituted; and

         (v) the owner of the substitute Vessel has, if relevant, executed an Accession Agreement and has executed a counterpart of the Note, a Mortgage, an Assignment of Earnings and an Assignment of Insurances and the Guarantor has reaffirmed the Guaranty and the owner of the substitute Vessel, as the case may be, has met the conditions, updated MUTATIS MUTANDIS, of Clauses 4.1(a), (b), (c), (e), (f), (g), (h),
              (i) and (k).

9.6 INSPECTION AND SURVEY REPORTS. If the Lenders shall so request, the Borrowers shall provide the Lenders with copies of all internally generated inspection or survey reports on the Vessels.

10  ASSIGNMENT

         This Agreement shall be binding upon, and inure to the benefit of, the Borrowers, the Agent, the Security Trustee and the Lenders and their respective successors and assigns, except that the Borrowers may not assign any of their rights or obligations hereunder except as specifically provided herein. The Lenders may, with the prior written consent of the Borrowers (such consent not to be unreasonably withheld) assign a portion of their rights and obligations under this Agreement to any one or more commercial lenders (the expenses of the Lenders in connection with any such assignment shall be for their own account), PROVIDED, HOWEVER, in the event of any such assignment, such assignment is to be made pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit I hereto; and PROVIDED, FURTHER, that any assignment hereunder shall be in a minimum amount of $7,500,000 and increments of $2,500,000 (adjusted in each case PRO RATA in increments of $100,000 for repayments or prepayments of the Loan made hereunder but in no event less than $5,000,000). The Borrowers will take all reasonable actions requested by the Lenders to effect such assignment, including, without limitation, the execution of a written consent to such Assignment and Assumption Agreement.

11  ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

11.1. ILLEGALITY. In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof any of the Lenders reasonably concludes that it has become unlawful for such Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Agent and the Borrowers to that effect, whereafter the liability of such Lender to make its Commitment available shall forthwith cease and the Borrowers shall be required to prepay the then outstanding portion of such Lender's Loan immediately in accordance with and subject to the provisions of Clause 11.4. In any such event, but without prejudice to the aforesaid obligations of the Borrowers to prepay the Loan, the Borrowers and such Lender shall negotiate in good faith with a view to agreeing on terms for making its Commitment available from another jurisdiction or otherwise restructuring the Loan on a basis which is not unlawful with respect to such Lender and Agent shall use reasonable efforts to replace such Lender with a lender for which the making and performance of the Agreement would not be illegal.

11.2 INCREASED COST. If any change in applicable law, regulation or regulatory requirement or in the interpreta-tion or application thereof by any governmental or other authority, shall:

         (i) change the basis of taxation (excluding any change in the rate of any Tax) to any of the Lenders of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in taxation of the overall net income of such Lender effected by the jurisdiction of organization or the jurisdiction of the principal place of business of such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over the Lender (unless such jurisdiction is asserted solely by reason of the activities of any of the Borrowers) or such other jurisdiction where the Loan may be repayable), or

        (ii) impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, the Lenders, or

       (iii) impose on the Lenders any other condition affecting the Loan or any part thereof, and the result of the foregoing is either to increase the cost to the Lenders of making available or maintaining the Loan or any part thereof or to reduce the amount of any payment received by the Lenders, then and in any such case if such increase or reduction in the opinion of the Lenders materially affects the interests of the Lenders under or in connection with this Agreement, then:

                   (a)  the Agent shall notify the Borrowers
              of the happening of such event,

                   (b)  the Borrowers agree forthwith upon
              demand to pay to the Agents, Security Trustee or the Lenders such amount as the Agent certifies to be necessary to compensate the Agent, the Security Trustee or the Lenders for such additional cost or such reduction, and

                   (c)  any such demand as is referred to in
              sub-clause (b) of this Clause 11.2 may be made by the Agent at any time before or after any repayment of the Loan.

11.3 DETERMINATION OF LOSSES. A certificate or deter-mination notice of the Agent, as to any of the matters referred to in this Clause 11 shall, absent manifest error, be conclusive and binding on the Borrowers.

11.4 COMPENSATION FOR LOSSES. Where the Loan or a portion thereof are to be prepaid by the Borrowers pursuant to Clause 11.1 the Borrowers agree simultaneously with such prepayment to pay to the Agent, the Security Trustee or the Lenders all accrued interest to the date of actual payment and all other sums payable by the Borrowers to the Agent, the Security Trustee or the Lenders pursuant to this Agreement without penalty or premium.

12  CURRENCY INDEMNITY

12.1 CURRENCY CONVERSION. If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the "judgment currency") an amount due in Dollars under this Agreement, the Note or any of the Security Documents then the conversion shall be made, in the discretion of the Lenders, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the "conversion date"), provided that the Lenders shall not be entitled to

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recover under this clause any amount in the judgment
currency which exceeds at the conversion date the amount in Dollars due under this Agreement, the Note and/or any of the Security Documents.

12.2 CHANGE IN EXCHANGE RATE. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrowers shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Agreement, the Note and/or any of the Security Documents in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrowers.

12.3 ADDITIONAL DEBT DUE. Any amount due from the Borrowers under Clause 12.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement, the Note and/or any of the Security Documents.

12.4. RATE OF EXCHANGE. The term "rate of exchange" in this Clause 12 means the rate at which the Lenders in accordance with their normal practices are able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

13  FEES AND EXPENSES

13.1 COMMITMENT FEE. The Borrowers shall pay to such Lender a commitment fee in the amount of .15% PER ANNUM of the amount of such Lender's Commitment equal to the available but undrawn amount of such Lender's Commitment semi-annually in arrears commencing on the date hereof through the Drawdown Date for Loan Tranche B or the date on which such Loan Tranche is cancelled pursuant to Clause 5.5, as the case may be. The Commitment Fee shall accrue from day to day and be calculated on the actual number of days elapsed and a three hundred sixty-five (365) day year.

13.2 AGENCY FEE. The Borrowers shall pay to the Agent annually in advance during the Facility Period commencing on the Drawdown Date for Loan Tranche A, an agency fee of $12,000 PER ANNUM.

13.3     ARRANGEMENT FEE.  The Borrowers shall pay each
Lender on the Drawdown Date for each Loan Tranche an arrangement fee equal to .30% of such Lender's respective portion of such Loan Tranche.

13.4 EXPENSES. The Borrowers jointly and severally agree, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Agent, the Security Trustee and the Lenders for their payment of, the reasonable expenses of the Agent, the Security Trustee and the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Agent's, Security Trustee's and Lenders' rights or remedies with respect thereto or in the preservation of the Agent, the Security Trustee's and the Lenders' priorities under the documentation executed and delivered in connection therewith) including, without limitation, all reasonable costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the reasonable fees and disbursements of the Lenders' counsel in connection therewith, including Seward & Kissel as well as the reasonable fees and expenses of any independent appraisers, surveyors, engineers and other consultants retained by the Agent, the Security Trustee and the Lenders in connection with this transaction, all reasonable costs and expenses, if any, in connection with the enforcement of this Agreement, the Note and the Security Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Note) herein contemplated and to hold the Lenders free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrowers to the Agent, the Security Trustee or the Lenders, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Borrowers to such party or parties after payment thereof (if the Agent, the Security Trustee or the Lenders, at their sole discretion, chooses to make such payment).

14  APPLICABLE LAW, JURISDICTION AND WAIVER

14.1 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

14.2 JURISDICTION. Each of the Borrowers hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Lenders under this Agreement or under any document delivered hereunder and hereby irrevocably agrees that service of summons or other legal process on it may be served by registered mail addressed thereto, c/o Watson, Farley & Williams, 380 Madison Avenue, New York, New York 10017. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Borrowers as such, and shall be legal and binding upon the Borrowers for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrowers to the Lenders) against the Borrowers in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment.
The Borrowers will advise the Lenders promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Lenders may bring any legal action or proceeding in any other appropriate jurisdiction.




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




14.3 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG THE BORROWERS, THE GUARANTOR, THE AGENT, THE SECURITY TRUSTEE AND THE LENDERS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTE OR THE SECURITY DOCUMENTS.

15.      THE AGENT

15.1 APPOINTMENT OF AGENT. Each of the Lenders hereby irrevocably appoints and authorizes the Agent (which for purposes of this Clause 15 shall be deemed to include the Agent acting in its capacity as Security Trustee pursuant to Clause 16 hereof) to take such action as agent on its behalf and to exercise such powers under this Agreement, the Note, and the Security Documents as are delegated to the Agent by the terms hereof and thereof. Neither the Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Notes, or the Security Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

15.2 DISTRIBUTION OF PAYMENTS. Whenever any payment is received by the Agent from the Borrowers for the account of the Lenders, or any of them, whether of principal or interest on the Notes, commissions, fees under Clauses 13.2 and 13.4, or otherwise, it will thereafter cause to be distributed on the same day if received before 11 a.m. New
York time, or on the next day if received thereafter, like funds relating to such payment ratably to the Lenders according to their respective Commitments, as the case may be, in each case to be applied according to the terms of this Agreement.

15.3 HOLDER OF INTEREST IN NOTE. The Agent may treat each Lender as the holder of all of the interest of such Lender in the Note, as the case may be, until written notice of transfer, in form and substance satisfactory to the Agent, signed by such Lender shall have been filed with the Agent.

15.4 NO DUTY TO EXAMINE, ETC. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of the Security
Documents or any instrument, document or communication furnished pursuant to this Agreement or in connection



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




therewith or in connection with any Security Document, and the Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

15.5 AGENT AS LENDER. With respect to that portion of the Loan made available by it, the Agent shall have the same rights and powers hereunder as any other Lenders and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall include the Agent in its capacity as a Lender. The Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and the Guarantor as if it were not the Agent.

15.6     (a)  OBLIGATIONS OF AGENT.  The obligations of the
Agent under this Agreement, under the Notes, and under the Security Documents are only those expressly set forth herein and therein.

         (b) NO DUTY TO INVESTIGATE. The Agent shall not at any time be under any duty to investigate whether an Event of Default, or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred or to investigate the performance of this Agreement or any of the Security Documents by the Borrowers or the Guarantor.

15.7 (a) DISCRETION OF AGENT. The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, the Note, and the Security Documents, unless the Agent shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

         (b) INSTRUCTIONS OF MAJORITY LENDERS. The Agent shall in all cases be fully protected in acting or refraining from acting under this Agreement, under the Note, under the Guaranty or under any Security Document in accordance with the instructions of the Majority Lenders, and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.




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




15.8 ASSUMPTION RE EVENT OF DEFAULT. Except as otherwise provided in Clause 15.14 hereof, the Agent shall be entitled to assume that no Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, unless the Agent has been notified by the Borrowers or the Guarantor of such fact, or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Agent shall have been notified by the Borrowers or any Lender in the manner set forth in the preceding sentence of any Event of Default or of an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, the Agent shall notify the Lenders and shall take action and assert such rights under this Agreement under the Notes and under the Security Documents as the Majority Lenders shall request in writing.

15.9     NO LIABILITY OF AGENT OR LENDERS.  Neither the
Agent nor any of the Lenders shall be under any liability or responsibility whatsoever:

    (A) To the Borrowers or the Guarantor or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lenders or any other person of any of its or their obligations under this Agreement or under any Security Document;

    (B) To any Lender or Lenders, as a consequence of any failure or delay in performance by, or any breach by, the Borrowers or the Guarantor of any of their respective obligations under this Agreement, under the Notes, or under the Security Documents; or

    (C) To any Lender or Lenders, for any statements, representations or warranties contained in this Agreement, in any Security Document or any Document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement, the Note, or any Security Document or any document or instrument delivered in connection with the transactions hereby contemplated.

15.10 INDEMNIFICATION OF AGENT. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers or the Guarantor), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, the Agent in any way relating to or arising out of this Agreement, the Note, or any Security Document, any action taken or omitted by the Agent thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement, the Note, or any Security Document, except that no Lenders shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

15.11 CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

15.12 RESIGNATION. The Agent may resign at any time by giving 60 days' written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 60 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or trust company of recognized standing. The appointment of any successor Agent shall be subject to the prior written consent of the Borrowers, such consent not to be unreasonably withheld. After any retiring Agent's resignation as Agent hereunder, the provisions of this Clause 15 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Agent.

15.13 REPRESENTATIONS OF LENDERS. Each Lender represents and warrants to each other Lender and the Agent that:

    (i) In making its decision to enter into this Agreement and to make its portion of the Loan available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrowers and the Guarantor, that it has made an



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




independent credit judgment and that it has not relied upon any statement, representation or warranty by any other
Lender or the Agent; and

    (ii) So long as any portion of its Commitments remain outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrowers and the Guarantor.

15.14 NOTIFICATION OF EVENT OF DEFAULT. The Agent hereby undertakes to promptly notify the Lenders, and the Lenders hereby promptly undertake to notify the Agent and the other Lenders, of the existence of any Event of Default which shall have occurred and be continuing of which the Agent or any Lender has actual knowledge.

16       APPOINTMENT OF SECURITY TRUSTEE

    Each of the Lenders irrevocably appoints the Security Trustee as security trustee on their respective behalf with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to this Agreement, the Note or any Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in the Agreement, the Note or any Security Document),
(ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, this Agreement, the Note or the Security Documents whether from any Borrower or the Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Security Trustee hereby accepts such appointment.

17       NOTICES AND DEMANDS

17.1 NOTICES. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to the Borrowers at the address or telecopy number set out below and to the Lenders, the Agent and the Security Trustee at their address



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and telecopy number set out below its name on the signature pages hereto or at such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Clause and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Clause or when delivery at such address is refused.

         If to the Borrowers:

         c/o  Teekay Shipping Limited
              6th Floor, Tradewinds Building
              Bay Street, P.O. Box SS 6293
              Nassau, Bahamas
              Fax: (809) 328-7330

18       MISCELLANEOUS

18.1 TIME OF ESSENCE. Time is of the essence of this Agreement but no failure or delay on the part of the Lenders to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

18.2 UNENFORCEABLE, ETC., PROVISIONS - EFFECT. In case any one or more of the provisions contained in this Agree-ment, in the Note or in any of the Security Documents would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Borrowers, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

18.3     REFERENCES.  References herein to Clauses and
Schedules are to be construed as references to clauses of, and schedules to, this Agreement.

18.4 FURTHER ASSURANCES. Each of the Borrowers agree that if this Agreement, the Note or any of the Security



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Documents shall, in the reasonable opinion of the Lenders,
at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Lenders may be required in order more effectively to accomplish the purposes of this Agreement, the Note or any of the Security Documents.

18.5 PRIOR AGREEMENTS, MERGER. Any and all prior understandings and agreements heretofore entered into between the Borrowers, the Guarantor and Palm Shipping on the one part, and the Agent, the Security Trustee or the Lenders, on the other part, whether written or oral, are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Borrowers, the Guarantor and Palm Shipping, the Security
Trustee and/or Agent and/or the Lenders are parties, which alone fully and completely express the agreements between the Borrowers, the Guarantor, the Security Trustee, the Agent and the Lenders.

18.6 JOINT AND SEVERAL OBLIGATIONS. The obligations of the Borrowers under this Agreement and under each provision hereof are joint and several whether or not so specified in any provision hereof. Each Borrower shall be entitled to rights of contribution as against the other Borrower, provided, however, that such rights of contribution shall
(a) not in any way condition or lessen the liability of any Borrower as a joint and several borrower for the whole of the obligations owed to the Lenders hereunder, under the Note or under the Security Documents and (b) be fully subject and subordinate to the rights of the Lenders hereunder, under the Note and under the Security Documents.

18.7 LIMITATION OF LIABILITY. Notwithstanding anything to the contrary contained in this Agreement, the Note or any of the other Security Documents, in the event that any court or other judicial body of competent jurisdiction determines that legal principles of fraudulent conveyances, fraudulent transfers or similar concepts are applicable in evaluating the enforceability against any particular Borrower or its assets of this Agreement, the Note or any Security Document granted by such Borrower as security for its obligations hereunder and that under such principles, this Agreement, the Note or such Security Documents would not be enforceable against such Borrower or its assets unless the following provisions of this Clause 18.7 had effect, then, the maximum



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liability of each Borrower hereunder (the "Maximum Liability
Amount") shall be limited so that in no event shall such amount exceed the lesser of (i) the Indebtedness and (ii) an amount equal to the aggregate, without double counting, of
(a) ninety-five percent (95%) of the such Borrower's
Adjusted Net Worth (as hereinafter defined) on the date hereof, or on the date enforcement of this Agreement is sought (the "Determination Date"), whichever is greater, (b) the aggregate fair value of such Borrower's Subrogation and Contribution Rights (as hereinafter defined) and (c) the amount of any Valuable Transfer (as hereinafter defined) to such Borrower, provided that such Borrower's liability under this Agreement shall be further limited to the extent, if any, required so that the obligations of such Borrower under this Agreement shall not be subject to being set aside or annulled under any applicable law relating to fraudulent transfers or fraudulent conveyances. In determining the limitations, if any, on the amount of any of such Borrower's obligations hereunder pursuant to the preceding sentence, any rights of subrogation or contribution (collectively the "Subrogation and Contribution Rights") which such Borrower may have on the Determination Date with respect to any other guarantor of the Indebtedness under applicable law shall be taken into account. As used in this Clause 18.7, "Indebtedness" of the Borrower shall mean, all of the Borrower's present or future indebtedness whether for principal, interest, fees, expenses or otherwise, to the Lenders under this Agreement and the Security Documents. As used herein "Adjusted Net Worth" of the respective Borrower shall mean, as of any date of determination thereof, an amount equal to the lesser of (a) an amount equal to the excess of (i) the amount of the present fair saleable value of the assets of such Borrower over (ii) the amount that will be required to pay such Borrower's probable liability on its then existing debts, including contingent liabilities, as they become absolute and matured, and (b) an amount equal to (i) the excess of the sum of such Borrower's property at a fair valuation over (ii) the amount of all liabilities of such Borrower, contingent or otherwise, as such terms are construed in accordance with applicable laws governing determinations of the insolvency of debtors. In determining the Adjusted Net Worth of such Borrower for purposes of calculating the Maximum Liability Amount for such Borrower, the liabilities of such Borrower to be used in such determination pursuant to each clause (ii) of the preceding sentence shall in any event exclude (a) the liability of such Borrower under this Agreement and the Security Documents to which it is a party, (b) the liabilities of such Borrower subordinated in right of payment to this Agreement and (c) any liabilities of such Borrower for Subrogation and Contribution Rights to any of the other guarantors. As used herein "Valuable Transfer" shall mean, in respect of such Borrower, (a) all loans, advances or capital contributions made to such Borrower with proceeds of the Loan, (b) all debt securities or other obligations of such Borrower acquired from such Borrower or retired by such Borrower with proceeds of the Loan, (c) the fair market value of all property acquired with proceeds of the Loan and transferred, absolutely and not as collateral, to such Borrower, (d) all equity securities of such Borrower acquired from such Borrower with proceeds of the Loan, and
(e) the value of any other economic benefits in accordance with applicable laws governing determinations of the insolvency of debtors, in each such case accruing to such Borrower as a result of the Loan and this Agreement.

18.8 ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement of the parties hereto including all parties added hereto pursuant to an Assignment and Assumption Agreement. This Agreement may be executed in any number of counterparts, each of will shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Majority Lenders (and, if the rights or duties of the Agent or the Security Trustee are affected thereby, by the Agent or the Security Trustee, as applicable); PROVIDED that no amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on the Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on the Loan or any fees hereunder or for any termination of any Commitment, (iv) amend Section 10, (v) waive any condition precedent to the making of the Loan,
(vi) release any collateral or (vii) amend or modify this
Section 18.8 or otherwise change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loan, or the number or category of Lenders, which shall be required for the Lenders or any of them to take any action under this Clause or any other provision of this Agreement.

18.9 HEADINGS. In this Agreement, Clause headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

         IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

VSSI BOXSHIPS INC.


By   /s/ Murray Flanigan
     -------------------
     Murray Flanigan
     Attorney-in-Fact


KOBE SPIRIT INC.


By   /s/ Murray Flanigan
     -------------------
     Murray Flanigan
     Attorney-in-Fact

KYUSHU SPIRIT INC.


By   /s/ Murray Flanigan
     -------------------
     Murray Flanigan
     Attorney-in-Fact


SENTOSA SPIRIT INC.


By   /s/ Murray Flanigan
     -------------------
     Murray Flanigan
     Attorney-in-Fact


SERAYA SPIRIT INC.


By   /s/ Murray Flanigan
     -------------------
     Murray Flanigan
     Attorney-in-Fact

COMMITMENTS
------------

$35,000,000          DEN NORSKE BANK ASA
                       as Agent, Security Trustee and Lender
                     Stranden 21
                     0150 Oslo
                     Norway
                     Attention:
                     Telephone:
                     Telecopy:


                     By   /s/ Thomas Due
                          --------------
                          Thomas Due
                          Attorney-in-Fact


$30,000,000          NEDERLANDSE SCHEEPSHYPOTHEEKBANK N.V.
                       as Lender
                     405 Lexington Avenue, Suite 3102
                     New York, New York 10174
                     Telephone:   (212)972-1801
                     Telecopy:    (212)972-1805
                     Attention:


                     By   /s/ Lawrence Rutkowski
                          ----------------------
                          Lawrence Rutkowski
                          Attorney-in-Fact

$27,500,000          THE BANK OF NEW YORK
                       as Lender
                     One Wall Street
                     New York, New York 10286
                     Telephone:
                     Telecopy:
                     Attention:


                     By  /s/ Judith B. Tse
                         -----------------
                       Name: Judith B. Tse
                       Title: Vice President



 $27,500,000         MIDLAND BANK PLC,
                       as Lender
                     Poultry
                     England
                     Telephone:  44-171-260-4422
                     Telecopy:  44-171-260-4381
                     Attention:

                     By  /s/ H.C. Lutener
                         ----------------
                       Name: H.C. Lutener
                       Title: Corporate Banking Manager

                   CONSENT AND AGREEMENT


         The undersigned, referred to in the foregoing Term
Loan Agreement as the "Guarantor", hereby consents and agrees to said Agreement and to the documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the undersigned pursuant to or in connection with said
Agreement and agree particularly to be bound by the representations, warranties and covenants relating to the undersigned contained in Clauses 2 and 9 of said Agreement to the same extent as if the undersigned were a party to said Agreement.


                             TEEKAY SHIPPING CORPORATION



                             By  /s/ John S. Osborne, Jr.
                                 ------------------------
                                  John S. Osborne, Jr.
                                  Attorney-in-fact